UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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United Community Banks, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Jimmy C. Tallent

Chairman & Chief Executive Officer

Post Office Box 398 | Blairsville, Georgia 30514

March 30, 2018

Dear Shareholder:

I would like to invite you to join us at the 2018 Annual Meeting of Shareholders of United Community Banks, Inc. for a formal business meeting followed by a reception in appreciation of your support. The meeting will be held on Wednesday, May 9, 2018 at 2:00 p.m. at The Ridges Resort, 3499 Highway 76 West, in Young Harris, Georgia.

Please carefully read the Notice and Proxy Statement for the Annual Meeting of Shareholders accompanying this letter so that you will know what you are being asked to vote on at the Annual Meeting.

Your vote is extremely important. To ensure proper representation of your shares at the Annual Meeting, please vote as soon as possible even if you currently plan to attend the Annual Meeting in person. This will not prevent you from voting in person but will ensure that your vote will be counted in the event that you are unable to attend. The Notice and Proxy Statement contain instructions on how you can vote your shares online over the Internet, by telephone or through the mail.

If you need help at the Annual Meeting because of a disability, please contact us at least one week in advance of the Annual Meeting at (866) 270-5900.

On behalf of the Board of Directors and our team, we deeply appreciate the faith you have placed in us, and strive every day to earn your confidence and reward your trust.

Sincerely,

Jimmy C. Tallent
Chairman and Chief Executive Officer

125 HIGHWAY 515 EAST

BLAIRSVILLE, GEORGIA 30514-0398

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

DATE AND TIME:	Wednesday, May 9, 2018, at 2:00 p.m., Eastern time
PLACE:	The Ridges Resort 3499 Highway 76 West Young Harris, Georgia 30582
ITEMS OF BUSINESS:	1. To elect nine directors to constitute the Board of Directors to serve until the next annual meeting and until their successors are elected and qualified;
2. To approve, on an advisory basis, the compensation of our Named Executive Officers;
3. To ratify the appointment of PricewaterhouseCoopers LLP as independent registered public accountant for 2018; and
4. To consider and act upon other matters that may properly come before the meeting or any adjournment thereof.
WHO CAN VOTE:	You may vote only if you owned shares of common stock at the close of business on March 10, 2018.
VOTING:

It is important that your shares be represented and voted at the Annual Meeting of Shareholders (the “Annual Meeting”). You can vote your shares over the Internet or by telephone (see instructions on the Notice of Internet Availability of Proxy Materials). If you requested or received a paper Proxy Card or voting instruction form by mail, you may also vote by signing, dating and returning your Proxy Card or voting instruction form. Voting in any of these ways will not prevent you from attending the Annual Meeting or voting your shares at the Annual Meeting. For specific instructions regarding the voting of your shares, see pages 2 through 4 of the accompanying Proxy Statement. If you attend the meeting you may, if you wish, withdraw your proxy and vote in person. Please call (866) 270-5900 if you need directions to attend the Annual Meeting.

If your shares are held in “street name,” meaning that your shares are held for your account by a broker or other nominee, you will receive instructions from the holder of record that you must follow for your shares to be voted.

INTERNET AVAILABILITY OF PROXYMATERIALS:

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on May 9, 2018. This Notice of Annual Meeting of Shareholders and the accompanying Proxy Statement for Annual Meeting of Shareholders, Annual Report on Form 10-K for the year ended December 31, 2017 and Proxy Card are available through the Internet at www.proxyvote.com. If you choose to view our proxy materials through the Internet, you may incur costs, such as telephone and Internet access charges, for which you will be responsible.

BY ORDER OF THE BOARD OF DIRECTORS,

Jimmy C. Tallent,
Chairman and Chief Executive Officer

This Notice of Annual Meeting of Shareholders and the accompanying Proxy Statement for Annual Meeting of Shareholders, Annual Report on Form 10-K for the year ended December 31, 2017 and Proxy Card or voting instruction form were made available to you beginning on or about March 30, 2018.

125 HIGHWAY 515 EAST

BLAIRSVILLE, GEORGIA 30514-0398

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of United Community Banks, Inc. (“United”) for use at the 2018 Annual Meeting of Shareholders (the “2018 Annual Meeting”) to be held on Wednesday, May 9, 2018 at 2:00 p.m. at The Ridges Resort, 3499 Highway 76 West, Young Harris, Georgia, and at any adjournments or postponements of the 2018 Annual Meeting. For directions to the 2018 Annual Meeting, visit www.theridgesresort.com or call (866) 270-5900 and an Investor Relations professional can assist you.

In this Proxy Statement, we use terms such as “we,” “us,” “our,” “United” and the “Company” to refer to United Community Banks, Inc. and its subsidiary, United Community Bank (the “Bank”). We also sometimes refer to the Board of Directors of United Community Banks, Inc. as the “Board.” Additionally, we use terms such as “you” and “your” to refer to our shareholders.

In this Proxy Statement, we refer to the Notice of Annual Meeting of Shareholders, this Proxy Statement, our 2017 Annual Report to Shareholders, our Annual Report on Form 10-K for the year ended December 31, 2017 and the Proxy Card or voting instruction form as our “Proxy Materials.”

INFORMATION ABOUT THE PROXY MATERIALS

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting To Be Held On May 9, 2018

We have posted materials related to the 2018 Annual Meeting on the Internet. The following materials are available on the Internet at www.proxyvote.com:

•	This Proxy Statement for the 2018 Annual Meeting;

•	United’s 2017 Annual Report to Shareholders; and

•	United’s Annual Report on Form 10-K for the year ended December 31, 2017 previously filed with the SEC.

Why did I receive a notice in the mail regarding the Internet availability of the Proxy Materials instead of a paper copy of the Proxy Materials?

In accordance with rules adopted by the Securities and Exchange Commission (the “SEC”), we may furnish our Proxy Materials to our shareholders by providing access to such documents on the Internet instead of mailing printed copies. The Notice of Internet Availability of Proxy Materials was first sent or given to shareholders on March 30, 2018.

All shareholders will have the ability to access the Proxy Materials via the Internet by going to www.proxyvote.com or by requesting to receive a printed set of such Proxy Materials. Instructions on how to access the Proxy Materials over the Internet or to request a printed copy may be found on the Notice of Internet Availability of Proxy Materials.

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INFORMATION ABOUT THE ANNUAL MEETING

What will I be voting on at the 2018 Annual Meeting?

This year you will be asked to vote on the following items of business:

•	Proposal 1 - Election of nine directors to constitute the Board of Directors (the “Board”) to serve until the next Annual Meeting and until their successors are elected and qualified;

•	Proposal 2 - Approval, on an advisory basis, of the compensation of our Named Executive Officers as disclosed in this Proxy Statement; and

•	Proposal 3 - Ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accountant for 2018.

Will other matters be voted on at the 2018 Annual Meeting?

We are not aware of any matters to be presented at the 2018 Annual Meeting other than those described in this Proxy Statement. If any other matters not described in the Proxy Statement are properly presented at the meeting, proxies will be voted in accordance with the best judgment of the proxy holders.

Who is entitled to vote?

All shareholders of record of United’s Common Stock at the close of business on March 10, 2018, which is referred to as the record date, are entitled to receive notice of the 2018 Annual Meeting and to vote the shares of Common Stock held by them on the record date. Each outstanding share of common stock entitles its holder to cast one vote for each matter to be voted upon.

What other information should I review before voting?

You should review United’s 2017 Annual Report to Shareholders and its Annual Report on Form 10-K filed with the SEC, including financial statements for the year ended December 31, 2017, before voting. Copies of these documents may be obtained without charge by:

•	Accessing www.proxyvote.com;

•	Accessing United’s website at www.ucbi.com; or

•	Writing to the Secretary of United at Post Office Box 398, Blairsville, Georgia 30514-0398.

You may also obtain copies of United’s Annual Report on Form 10-K by accessing the EDGAR database at the SEC’s website at www.sec.gov or from the SEC at prescribed rates by writing to the Public Reference Room of the SEC, 100 F. Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information.

How do I cast my vote?

If you hold your shares of common stock in your own name as a holder of record and you have Internet access, United prefers that you vote your shares via the Internet by going to www.proxyvote.com. Alternatively, you may vote your shares by telephone if you reside in the United States, Canada or the United States territories or in person at the 2018 Annual Meeting.

If your shares of common stock are held in “street name,” meaning that your shares are held for your account by a broker, bank or other nominee, you will receive instructions from your nominee which you must follow in order to vote your shares.

Proxies that are submitted through the Internet or, if applicable, executed and returned via mail, but do not contain any specific instructions on any proposal, will be voted “FOR” the proposals specified herein.

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May I change my vote?

If you are a record holder, you may revoke your proxy by:

•	Filing a written revocation with the Secretary of United at Post Office Box 398, Blairsville, Georgia 30514-0398; or

•	Appearing in person and electing to vote by ballot at the 2018 Annual Meeting.

Any shareholder of record as of the record date attending the 2018 Annual Meeting may vote in person by ballot whether or not a proxy has been previously given, but the presence (without further action) of a shareholder at the 2018 Annual Meeting will not constitute revocation of a previously given proxy.

Any shareholder holding shares in “street name” by a broker or other nominee must contact the broker or nominee to obtain instructions for revoking the proxy instructions.

How many votes must be present to hold the 2018 Annual Meeting?

The presence, in person or by proxy, of holders of at least a majority of the total number of outstanding shares of common stock entitled to vote is necessary to constitute a quorum for the transaction of business at the 2018 Annual Meeting. As of the record date, there were 79,121,122 voting shares of common stock outstanding and entitled to vote at the 2018 Annual Meeting.

What vote is required to approve each proposal?

The required vote for each proposal at the 2018 Annual Meeting is as follows:

•	Proposal 1 - For the election of directors, those nominees receiving the greatest number of votes at the 2018 Annual Meeting shall be deemed elected, even though the nominees may not receive a majority of the votes cast. However, as described in Proposal 1: Election of Directors — Majority Vote Requirement, under certain circumstances, nominees who are elected receiving less than a majority vote may be asked to resign;

•	Proposal 2 - For the approval, on an advisory basis, of the compensation of our Named Executive Officers as disclosed in this Proxy Statement, the vote of a majority of the voting shares of common stock voted on the matter; and

•	Proposal 3 - For the ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accountant for 2018, the vote of a majority of the voting shares of common stock voted on the matter.

For any other business at the 2018 Annual Meeting, the vote of a majority of the voting shares of common stock voted on the matter, assuming a quorum is present, shall be the act of the shareholders on that matter, unless the vote of a greater number is required by law.

How are votes counted?

Proposal 1 is the election of directors. Because directors are elected by a plurality of the votes cast, except as described in Proposal 1: Election of Directors — Majority Vote Requirement, the director nominees who get the most votes will be elected even if such votes do not constitute a majority. Directors cannot be voted “AGAINST,” and votes to “WITHHOLD AUTHORITY” to vote for a certain nominee will have no impact if the nominee receives a plurality of the votes cast. For the approval of all other proposals, you may vote “FOR” or “AGAINST” the proposal.

Abstentions and “broker non-votes” will be counted only for purposes of establishing a quorum, but will not otherwise impact the vote. “Broker non-votes” are proxies received from brokers or other nominees holding shares on behalf of their clients (in “street name”) who have not been given specific voting instructions from their clients with respect to non-routine matters. The ratification of independent auditors is considered a routine matter by brokers and other nominees allowing them to have discretionary voting power to vote shares they hold on behalf of their clients for the ratification of an independent auditor.

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If you hold your shares of common stock in your own name as a holder of record and you fail to vote your shares, either in person or by proxy, the votes represented by your shares will be excluded entirely from the vote.

How can I pre-register to attend the 2018 Annual Meeting?

You may attend the Annual Meeting only if you owned shares of our common stock at the close of business on March 10, 2018. To pre-register to attend the 2018 Annual Meeting you may:

•	Notate your intention to attend in conjunction with the submission of your vote (by Internet www.proxyvote.com, by telephone 800-690-6903, or by mail),

•	Email Investor_Relations@ucbi.com and indicate the name of the person(s) attending; or

•	Call (866) 270-5900 and speak with an Investor Relations professional.

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PROPOSAL 1

ELECTION OF DIRECTORS

The Bylaws of United provide that the number of directors on United’s Board may range from eight to fourteen. The Board of United has set the number of directors at nine. The number of directors may be increased or decreased from time to time by the Board by resolution, but no decrease shall shorten the term of an incumbent director. The terms of office for directors continue until the next Annual Meeting and until their successors are elected and qualified. All of the directors of United also serve on the Board of Directors of the Bank.

Information Regarding Nominees for Director

Set forth below is information on each director and nominee, along with a summary of their experience, qualifications, attributes and skills that qualify them for service on the Board. All of the nominees for director are existing directors that have been nominated by the Board for re-election.

Robert H. Blalock	Director since 2000
Age 70	Audit Committee
Risk Committee
Nominating/Corporate Governance Committee

Mr. Blalock has been Chief Executive Officer of Blalock Insurance Agency, Inc. in Clayton, Georgia, since 1974. He served as an organizing director of First Clayton Bank and Trust when the bank was formed in 1988. He was a member of the board of directors and served on the Compensation and Audit Committees for First Clayton Bank and Trust, which was acquired by United in 1997, and was past Chairman of the Board. Mr. Blalock remains on the community bank board of United Community Bank — Clayton (the former First Clayton Bank and Trust) and joined United’s Board in 2000.

Mr. Blalock is a graduate of University of Georgia and served as an Infantry Officer in the United States Army. He served a tour of duty in Vietnam with the 101 Airborne Division. He was a member of the Rotary Club of Clayton board of directors from 1974 to 1991 and served as the club’s Vice President.

Mr. Blalock’s extensive knowledge and business experience, as well as involvement in our banking communities, provide critical insight to our Board. His experience and leadership of a small business in the Clayton community provides a much-needed perspective into a business community that is representative of a large portion of United’s service area. As a past member of the board of directors of First Clayton Bank and Trust, Mr. Blalock brings not only a rich history of banking leadership but a perspective of the bank acquisition process. The Board believes that Mr. Blalock’s 40 plus years of business experience and over 25 years of bank board experience make him well suited to serve on the Board.

L. Cathy Cox	Director since 2008
Age 59	Audit Committee
Risk Committee
Nominating/Corporate Governance Committee Chair
Compensation Committee Chair

Ms. Cox was appointed dean of Mercer University’s School of Law, Georgia’s oldest ABA-accredited law school, effective July 1, 2017. Ms. Cox brings to the Mercer Law deanship a breadth and depth of experience in higher education, public service and the practice of law. Prior to this appointment, Ms. Cox served for ten years as President of Young Harris College, a private, liberal arts college in North Georgia. In her time at the college, she moved the college from two-year to four-year status, doubled student enrollment and the size of the faculty of the institution and added more than $100 million in new facilities to the campus. Prior to joining the college, Ms. Cox was twice elected to serve as the Georgia Secretary of State. In this role she served as Commissioner of Securities, overseeing the regulation of the securities industry within the state.

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Ms. Cox was twice elected to the Georgia House of Representatives where she served on the House Judiciary Committee; Game, Fish and Parks Committee; State Institutions and Properties Committee; Georgia Code Revision Commission and various House study committees. Prior to her public service, Ms. Cox worked as an attorney, first as an associate with Hansell & Post in Atlanta, Georgia, and then as a partner with Lambert, Floyd & Conger in Bainbridge, Georgia. She started her professional career as a newspaper reporter. Ms. Cox holds an A.S. degree from Abraham Baldwin Agricultural College, an A.B.J. degree from University of Georgia and a J.D. degree from Mercer University School of Law. She was Editor-in-Chief of the Mercer Law Review. She serves on the boards of several statewide non-profit and civic organizations.

Ms. Cox provides a very unique combination of legal, governmental and educational experience to the Board. In her legal career, Ms. Cox served as legal counsel for community banks, hospitals and other businesses in Georgia. This, combined with her extensive government service, brings a depth of legal and governmental expertise to the Board. Her leadership in higher education demonstrates Ms. Cox’s vision and strong management skills and offers the perspective of key educational institutions to the Board. For these reasons, the Board believes Ms. Cox is well suited to serve on the Board.

Kenneth L. Daniels	Director since 2015
Age 66	Risk Committee Chair
Nominating/Corporate Governance Committee
Compensation Committee

Mr. Daniels began his career at First Union National Bank (now Wells Fargo) where he served as a Senior Commercial Loan Officer and Commercial Financial Analyst. In 1983, he joined BB&T and led various credit and risk management functions as the company grew from $2 billion to $187 billion in assets. In 2003, he was promoted to Chief Credit Risk and Policy Officer and later to Senior Risk Advisor, a position he held until his retirement in 2014.

Mr. Daniels is past President and Chair of both the Carolinas/Virginia Chapter and the Eastern North Carolina Chapter of the Risk Management Association (“RMA”). During his career, he served on the RMA’s National Agricultural Lending Council, the National Credit Risk Council, the Allowance for Loan and Lease Losses Roundtable and the Commercial Risk Grading Roundtable. He graduated from the RMA/Wharton Advanced Risk Management Program at The Wharton School of Business and also earned an M.B.A. degree at East Carolina University and a bachelor’s degree at the University of North Carolina, Chapel Hill.

Mr. Daniel’s 38 years as a banking leader and risk professional with extensive experience in loan portfolio management, regulatory requirements, policy development and data integrity provides the Board with a depth of banking and risk expertise and offers the perspective of a large regional banking institution to the Board. For these reasons, the Board believes Mr. Daniels is well suited to serve on the Board.

H. Lynn Harton	Director since 2015
Age 56	President and Chief Operating Officer

Mr. Harton serves as President and Chief Operating Officer of United and President and Chief Executive Officer of the Bank. Mr. Harton has served as Chief Operating Officer of United since September 2012. In August 2017, Mr. Harton was also named Chief Executive Officer of the Bank. Prior to joining United, from 2010 to 2012, Mr. Harton was Executive Vice President and Head of Commercial Banking-South of Toronto-Dominion Bank (“TD Bank”). From 2009 to 2010, Mr. Harton served as President and Chief Executive Officer of The South Financial Group (“TSFG”), and from 2007 to 2009 was Chief Risk and Chief Credit Officer of the same company. During his time at TSFG, Mr. Harton raised capital to support TSFG during the financial crisis, negotiated the sale of the company to TD Bank, and, post-sale, led the successful integration of TSFG into TD Bank. Prior to joining TSFG, from 2003-2007 Mr. Harton was Chief Credit Officer of Regions Financial Corporation and Union Planters Corporation. He also has previously held various executive positions at BB&T.

Mr. Harton earned his bachelor’s degree from Wake Forest University and has participated in various executive programs at Duke University, Wharton, Columbia, Northwestern, University of North Carolina and University of South Carolina. He is a past member of both the RMA National Community Bank Council and the RMA Board of Directors. He also has served on a number of additional financial boards and committees throughout his career, including the Palmetto Business Forum, RMA National Credit Risk Council, CBA National Small Business Banking Committee, and the Equifax Small Business Financial Exchange.

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As President and Chief Operating Officer of United and President and Chief Executive Officer of the Bank, Mr. Harton is one of two officers serving on our Board. With more than 30 years of experience in the banking and finance industry, Mr. Harton has extensive experience with respect to lending, risk management, credit administration and virtually all other aspects of United’s business. Mr. Harton’s leadership, experience and good judgment make him well suited to serve on the Board.

Thomas A. Richlovsky	Director since 2012
Age 66	Lead Director
Audit Committee Chair
Risk Committee
Nominating/Corporate Governance Committee

Mr. Richlovsky served as Executive Vice President at PNC Financial Services Group Inc. from 2009 to 2011 following PNC’s acquisition of National City Corporation in December 2008. While at PNC, he assisted with the integration of National City’s financial functions as well as managed or co-managed several areas within the PNC finance group. Mr. Richlovsky was Chief Financial Officer, Treasurer and Principal Accounting Officer of National City at the time of its acquisition by PNC. During his 30-year tenure with National City (1978-2008), he assumed progressively greater responsibilities and gained extensive financial, accounting and treasury expertise. Over that same period National City grew from approximately $5 billion of assets and 2,000 employees to $150 billion of assets and over 30,000 employees. Following the sale of National City and subsequent integration into PNC, Mr. Richlovsky was appointed Executive Vice President of PNC and assisted in the transition with regulators, investors and other external constituents.

Mr. Richlovsky began his business career as an auditor in 1973 with Ernst & Ernst, a predecessor firm of Ernst & Young LLP, in Cleveland, Ohio. He has a bachelor’s degree from Cleveland State University and is a certified public accountant. He also completed graduate studies at The Stonier Graduate School of Banking at Rutgers University. He also serves on the boards of several charitable and educational institutions.

Mr. Richlovsky has extensive experience in the financial services industry, having served in senior executive positions in finance, accounting and treasury at major banking organizations. Mr. Richlovsky’s expertise and experience in these finance-related areas of banking provide a valuable perspective to United’s Board making him well suited to serve on the Board.

David C. Shaver	Director since 2016
Age 68	Audit Committee
Nominating/Corporate Governance Committee

Mr. Shaver is Chief Executive Officer and founder of Cost Segregation Advisors, LLC, a national income tax advisory services company formed in 2006 in Atlanta as an outgrowth of Shaver’s accounting practice that focuses on commercial real estate owners and leaseholders. Previously, Shaver was an initial partner with Tatum Partners, now a division of Randstad, and was Chief Financial Officer and an equity partner of International Automotive Corp. Inc. Shaver’s prior experience also includes serving as Controller for The Home Depot, Inc., where he directed financial operations, financial planning and other matters. Prior to his experience with The Home Depot, Inc., Mr. Shaver served as Controller for a W.R Grace Retail Group subsidiary and as Controller for Anomalous, Inc., an international subsidiary of Levi Strauss & Co. Mr. Shaver is active in his community as well and, for two years, has devoted himself to forensic accounting and crisis management for his church in the office of the finance manager. Mr. Shaver received his bachelor’s degree from University of Tennessee, is a certified public accountant licensed in Georgia and Tennessee and is a member of The American Institute of CPAs, Georgia Society of CPAs, Tennessee Society of CPAs and MENSA. Mr. Shaver qualifies as a financial expert on the Audit Committee.

Mr. Shaver has extensive accounting and finance experience, having served in senior executive positions in finance, accounting and taxes at major organizations including operating an advisory and accounting practices firm. Mr. Shaver’s expertise and experience in these finance-related areas provide a valuable perspective to United’s Board making him well suited to serve on the Board.

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Jimmy C. Tallent
Age 65	Director since 1988
Chairman and Chief Executive Officer

Mr. Tallent currently serves as Chairman and Chief Executive Officer of United and as Chairman of the Bank. Mr. Tallent has served as Chief Executive Officer of United from the time it was formed in 1988 and has served as Chairman of the Board since February 2015. Mr. Tallent served as Chief Executive Officer of United’s wholly-owned subsidiary, United Community Bank, from 1984 through August 2017 at which time Mr. Harton was named his successor. Under Mr. Tallent’s leadership, United has grown from a small, one-branch banking operation in the rural community of Blairsville, Georgia to the third largest bank holding company headquartered in Georgia with a footprint covering four states in the Southeast. Mr. Tallent is a member of the board of directors of Georgia Power, the largest subsidiary of Southern Company, the Georgia Chamber of Commerce and serves as a Trustee of Young Harris College. He is a former member of the State Board for the Georgia Department of Technical and Adult Education and the Global Health Action board of directors. Mr. Tallent has also served as the Georgia State YMCA Finance Chairman.

Mr. Tallent’s many professional accomplishments include being honored with the Georgia Economic Developers Association’s Spirit of Georgia Award, which was presented to Mr. Tallent in 1999. This award is presented annually to a Georgia business executive who has demonstrated superior ability, originality, potential impact and courage in business development. In 2007, Mr. Tallent was honored with the Ernst & Young Entrepreneur of the Year Award for Financial Services in the Alabama/Georgia/Tennessee region. Mr. Tallent attended Young Harris College and Piedmont College and is a graduate of the Georgia Banking School.

As Chairman and Chief Executive Officer of United and Chairman of the Bank, Mr. Tallent is one of two officers serving on our Board. With more than 40 years of experience, Mr. Tallent has a deep knowledge and understanding of United, its community banks and its lines of business. Mr. Tallent has demonstrated leadership abilities and has the integrity, values and good judgment that make him well suited to serve on the Board.

Tim R. Wallis	Director since 1999
Age 66	Nominating/Corporate Governance Committee
Compensation Committee

Mr. Wallis has been the Owner and President of Wallis Printing in Rome, Georgia since 1985 and has been with the company since 1974. In addition to serving on the Board of United, Mr. Wallis also serves as Chairman on the community bank board of United Community Bank — Rome. He has served on the board of directors of the Printing and Imaging Association of Georgia (“PIAG”) and was Chairman of the association’s Government Relations Committee. In this capacity he worked directly with PIAG legislative liaisons at both the state and national levels. Mr. Wallis currently serves on the Georgia Chamber of Commerce board of directors and is also on the board of governors where he is the chair for northwest Georgia. He also has served on the Darlington School Board of Trustees, Georgia Southern College Foundation Board of Trustees, Rome/Floyd YMCA Board of Trustees and the United Way of Rome and Floyd County Board of Trustees. He is a graduate of Georgia Southern University.

Mr. Wallis has been a community leader and long-term owner of a small business. With United’s interest in small business and commercial banking, Mr. Wallis brings a valuable perspective and insight to the Board. His varied experience in a number of community boards, as well as his service on the United Community Bank — Rome community bank board, gives the Board a much needed focus on the needs of our mid-size banking communities and the business owners within those communities. For these reasons, as well as his experience with statewide commerce, the Board believes Mr. Wallis is well suited to serve on the Board.

David H. Wilkins	Director since 2016
Age 71	Risk Committee
Nominating/Corporate Governance Committee

Ambassador Wilkins is a partner at Nelson Mullins Riley & Scarborough LLP in Greenville, South Carolina and chairs the Public Policy and International Law practice group with a special focus on U.S. - Canada interests. He proudly served as U.S. ambassador to Canada from June 2005 to January 2009, appointed by President George W. Bush. Since returning to South Carolina from Canada, Ambassador Wilkins spent six years chairing the Clemson University Board of Trustees and remains an active member of that board. He is on the Board of Directors of the Greenville Chamber of Commerce and is a member of both the South Carolina Bar Association and the American Bar Association. Additionally, he sits on the boards of Porter Airlines and Mattamy Homes. In 2010, then South Carolina's Governor-elect Nikki Haley tapped Wilkins to chair her government transition team. First elected in 1980, Ambassador Wilkins served 25 years in the South Carolina House of Representatives.  He was elected speaker in 1994 – a position he held for 11 years until he resigned for his ambassadorship post. He is the recipient of numerous awards including the state's highest honor, the Order of the Palmetto. Mr. Wilkins received his bachelor’s degree from Clemson University and his J.D. degree from University of South Carolina School of Law.

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Mr. Wilkins has extensive legal, regulatory and governance experience, having served in a senior position in a law firm, U.S. Ambassador and State House of Representatives. Mr. Wilkins’ legal and governance experience provides a valuable perspective to United’s Board making him well suited to serve on the Board.

Board Independence

The Board has considered and determined that a majority of the members of the Board are independent, as defined under applicable federal securities laws and the NASDAQ listing requirements. During 2017, the independent directors were directors Blalock, Cox, Daniels, Nelson, Richlovsky, Shaver, Wallis and Wilkins. The independent directors meet in executive sessions every quarter without management.

Board Leadership

The Board has elected Jimmy C. Tallent, United’s Chief Executive Officer, as Chairman, and Thomas A. Richlovsky as Lead Director. The Board believes at this time that its current structure best serves the interests of shareholders and that the appointment of one of its independent directors as Lead Director ensures that United benefits from effective oversight by its independent directors. This combination yields deep experience in United’s organization, strategy and markets, provided by Mr. Tallent, coupled with independent, shareholder-focused leadership, provided by Mr. Richlovsky.

Family Relationships

There are no family relationships between any director, executive officer (as defined by Item 401 of Regulation S-K), or nominee for director of United.

Recent Changes

At the completion of his current directorship term which concludes at the 2018 Annual Meeting, Director W.C. Nelson, Jr. will retire from the Board. Mr. Nelson has served as a member of the Board of Directors since 1988, and his years of business experience, depth of understanding of United’s markets and strong commitment to United’s success have made him a valuable resource to the Board. We thank Mr. Nelson for his many contributions to the Board.

Risk Oversight

United believes its risk management structure facilitates careful oversight of risk to United. Risk oversight of United is the responsibility of the Board. In such capacity, the Board receives and discusses regular reports prepared by United’s senior management, including the Chief Risk Officer, on areas of material risk to United. The Board (or the appropriate committee in the case of risks that are under the purview of a particular committee) uses these reports to enable it to understand the risk identification, risk management and risk mitigation strategies being used by United and to ensure that the strategies are implemented appropriately.

To further support the risk management function United also has a Risk Committee comprised solely of independent directors. The Risk Committee provides strong oversight by the independent directors by meeting frequently in executive sessions of the Board without management. These executive sessions allow the committee to review key decisions and discuss matters in a manner that is independent of management.

Shareholder Communication

The Board maintains a process for shareholders to communicate with the Board. Shareholders wishing to communicate with the Board should send any communication in writing to the Secretary, United Community Banks, Inc. Post Office Box 398, Blairsville, Georgia 30514-0398. Any such communication must state the number of shares beneficially owned by the shareholder making the communication. The communication will be forwarded to the full Board or to any individual director or directors to whom the communication is directed unless the communication is illegal or otherwise inappropriate, in which case the communication will be disregarded.

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Director Nominations

General

The Board nominates individuals for election to the Board based on the recommendations of the Nominating/Corporate Governance Committee. A candidate for the Board must meet the eligibility requirements set forth in United’s Bylaws, Corporate Governance Guidelines and in any applicable Board or committee resolutions.

Nominating/Corporate Governance Committee Procedures

The Nominating/Corporate Governance Committee considers qualifications and characteristics that it, from time to time, deems appropriate when it selects individuals to be nominated for election to the Board. These qualifications and characteristics include, without limitation, the individual’s interest in United, his or her United shareholdings, independence, integrity, business experience, education, accounting and financial expertise, age, diversity, reputation, civic and community relationships and knowledge and experience in matters impacting financial institutions. In addition, prior to nominating an existing director for re-election to the Board, the Nominating/Corporate Governance Committee will consider and review an existing director’s Board and committee attendance and performance.

Shareholder Nominations

The Board and Nominating/Corporate Governance Committee of the Board will consider all director nominees properly recommended by any United shareholders in accordance with the standards described above. Any shareholder wishing to recommend a candidate for consideration as a possible director nominee for election at an upcoming meeting of shareholders must provide timely, written notice to the Board in accordance with the procedures available on United’s website, www.ucbi.com. The following is a summary of these procedures:

•	In order to be considered timely, a nomination for the election of a director must be received by United no less than 120 days before the anniversary of the date United’s proxy statement was mailed to shareholders in connection with the previous year’s Annual Meeting.

•	A shareholder nomination for director must set forth, as to each nominee such shareholder proposes to nominate:

o	The name and business or residence address of the nominee;

o	An Interagency Biographical and Financial Report available from the Federal Deposit Insurance Corporation completed and signed by the nominee;

o	The number of shares of common stock of United which are beneficially owned by the person;

o	The total number of shares that, to the knowledge of the nominating shareholder, would be voted for such person; and

o	The signed consent of the nominee to serve, if elected.

•	A shareholder nomination for director must also set forth, as to each nominee such shareholder proposes to nominate:

o	The name and residence address of the nominating shareholder; and

o	The class and number of shares of common stock of United which are beneficially owned by the nominating shareholder.

Notices shall be sent to the Secretary, United Community Banks, Inc., Post Office Box 398, Blairsville, Georgia 30514-0398. There were no director nominations proposed for the 2018 Annual Meeting by any shareholder.

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Board Meetings

The Board held nine meetings during 2017. All of the directors attended at least 75% of the meetings of the Board and meetings of the committees of the Board on which they served that were held during 2017. Directors are expected to be present at United’s Annual Meeting. All directors attended United’s 2017 Annual Meeting.

Board Committees

The Board currently has, and appoints members to, four standing committees: the Audit Committee, the Risk Committee, the Nominating/Corporate Governance Committee and the Compensation Committee. Each member of these committees is independent, and each committee has a charter approved by the Board. Committee charters are available on United’s website, www.ucbi.com.

Identified below are the members of the committees as of February 28, 2018 (M — member; C — chairman):

Name	Audit	Risk	Nominating/ Corporate Governance	Compensation
Robert H. Blalock	M	M	M	—
L. Cathy Cox	M	M	C	C
Kenneth L. Daniels	—	C	M	M
H. Lynn Harton	—	—	—	—
W. C. Nelson, Jr. (1)	M	M	M	M
Thomas A. Richlovsky	C	M	M	—
David C. Shaver	M	—	M	—
Jimmy C. Tallent	—	—	—	—
Tim R. Wallis	—	—	M	M
David H. Wilkins	—	M	M	—

(1)	At the completion of his current directorship term which concludes at the 2018 Annual Meeting, Director W.C. Nelson, Jr. will retire from the Board.

Audit Committee

The Audit Committee assists the Board in its general oversight and serves as an independent and objective party to monitor United’s financial reporting process and internal control systems, to review and assess the performance of the independent registered public accountants and internal auditing department and to facilitate open communication among the independent registered public accountants, senior and financial management, the internal auditing department and the Board. Certain specific responsibilities of the Audit Committee include recommending the selection of independent registered public accountants, meeting with the independent registered public accountants to review the scope and results of the annual audit, reviewing with management and the internal auditor the systems of internal controls and internal audit reports, ensuring that United’s books, records, and external financial reports are in accordance with U.S. generally accepted accounting principles and reviewing all reports of examination made by regulatory authorities and ascertaining that any and all operational deficiencies are satisfactorily corrected.

The Board has determined that all of the members of the Audit Committee have sufficient knowledge in financial and accounting matters to serve on the Audit Committee including the ability to read and understand fundamental financial statements. The Board has determined that all of the members of the Audit Committee are “financially sophisticated,” as defined under the NASDAQ listing requirements, and that directors Richlovsky and Shaver qualify as “audit committee financial experts” in accordance with the applicable rules and requirements of the SEC.

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The Audit Committee met 12 times during 2017.

Risk Committee

The Risk Committee assists the Board in its general oversight of the Company’s risk management processes and is responsible for an integrated effort to identify, assess and manage or mitigate material risks facing the Company. The Risk Committee’s primary functions include monitoring and reviewing United’s enterprise risk management processes, strategies, policies and practices to identify emerging risks, evaluate the adequacy of United’s risk management functions and make recommendations to the Board in order to effectively manage risks.

The Risk Committee met four times during 2017.

Nominating/Corporate Governance Committee

The Nominating/Corporate Governance Committee reviews United’s Corporate Governance Guidelines and policies and monitors compliance with those guidelines and policies. In addition, the Nominating/Corporate Governance Committee is responsible for identifying individuals qualified to become Board members and recommending to the Board nominees for election and candidates for each committee appointed by the Board.

The Nominating/Corporate Governance Committee met three times during 2017.

Compensation Committee

The primary function of the Compensation Committee is to assist the Board in fulfilling its oversight responsibilities by designing and monitoring compensation policies and programs to assure that the compensation payable to the executive officers of the Company provides overall competitive pay levels, creates proper incentives to enhance shareholder value and rewards superior performance. Consistent with this function, and subject to Board oversight, the Compensation Committee also has responsibilities with respect to designing, approving, evaluating and administering the executive and director compensation policies and programs of the Company and approving and evaluating Company compensation policy for non-executive employees of the Company.

The Compensation Committee met seven times during 2017.

Majority Vote Requirement

United’s majority vote policy states that nominees for director who are elected but receive less than a majority of the votes cast for the election of directors may be asked to resign. The policy allows the Board to waive this majority vote requirement where a general campaign against the election of a class of directors of public companies resulted in a United nominee being elected with less than a majority vote without consideration of the particular facts and circumstances applicable to the individual United nominee. A waiver of the majority vote requirement will not be permitted if the votes cast resulted from a campaign directed specifically against the election of an individual United nominee, even in circumstances where a majority of the Board disagrees with those voting against that director’s election.

Vote Required

Each proxy executed and returned by a shareholder will be voted as specified thereon by the shareholder. If any nominee withdraws or for any reason is not able to serve as a director, the proxy will be voted for such other person as may be designated by the Board as a substitute nominee but in no event will the proxy be voted for more than nine nominees. Management of United has no reason to believe that any nominee will not serve if elected. All of the nominees are currently directors of United.

Directors are elected by a plurality of the votes cast by the holders of the shares entitled to vote in an election at a meeting at which a quorum is present even though the nominees may not receive a majority of the votes cast. However, as described in Proposal 1: Election of Directors — Majority Vote Requirement, under certain instances nominees who are elected receiving less than a majority vote may be asked to resign. An abstention or a broker non-vote will be included in determining whether a quorum is present at the meeting but will not have any other impact on the outcome of a vote.

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Recommendation

The Board recommends you vote “FOR” each nominee for director.

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CORPORATE GOVERNANCE

Code of Ethical Conduct

United has adopted a Code of Ethical Conduct designed to promote ethical conduct by United’s Chairman of the Board, Chief Executive Officer, Chief Financial Officer, Chief Risk Officer, President - Community Banking, President – Commercial Banking Solutions, Chief Accounting Officer, Controller, each Community Bank President and CEO, each Executive Vice President, each Senior Vice President and each Director of the Company. The Code of Ethical Conduct complies with the federal securities law requirement that issuers have a code of ethics applicable to principal financial officers and with applicable NASDAQ listing requirements. United’s Code of Ethical Conduct is available on its website and was filed as Exhibit 14 to its Annual Report on Form 10-K for the year ended December 31, 2003. United has not had any amendment to or waivers of the Code of Ethical Conduct. If there is an amendment or waiver, United will post any such amendment or waiver on the Company’s website, www.ucbi.com.

Certain Relationships and Related Transactions

United has a written related person transaction policy that governs the review, approval and ratification of any transaction that would be required to be disclosed by United pursuant to Item 404 of Regulation S-K under the Securities Act of 1933. United’s Board or the Audit Committee of the Board must approve all such transactions under the policy.

Prior to entering into such a related person transaction or an amendment thereof, the Board or Audit Committee must consider all of the available relevant facts and circumstances including, if applicable, benefits to United, the impact of a transaction on a director’s independence, the availability of other sources for comparable products or services, the terms of the transaction and the terms available to or from unrelated third parties or employees generally, as the case may be. No member of the Board or Audit Committee shall participate in any review, consideration or approval of any related person transaction with respect to which such member or any of his or her immediate family members is a related person.

Neither United’s Board nor the Audit Committee of the Board has approved any related person transactions during the past three years in accordance with United’s written related person transaction policy.

The Bank has, and expects to have in the future, banking transactions in the ordinary course of business with directors and officers of United, and other related persons, on the same terms (including interest rate and collateral) as those prevailing at the time for comparable transactions with unaffiliated third parties. Such transactions have not involved more than the normal risk of collectability or presented other unfavorable features.

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COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Compensation Discussion and Analysis

In 2017, the following officers were the “Named Executive Officers” or “NEOs” of the Company:

Name	Title	Age as of the Annual Meeting
Jimmy C. Tallent	Chairman and Chief Executive Officer	65
H. Lynn Harton	President and Chief Operating Officer	56
Jefferson L. Harralson	Executive Vice President and Chief Financial Officer	52
Rex S. Schuette	Former Executive Vice President and Chief Financial Officer (Retired 2017)	68
Bill M. Gilbert	President of Community Banking	65
Robert A. Edwards	Executive Vice President and Chief Credit Officer	53

See Proposal 1: Election of Directors — Information Regarding Nominees for Director for biographical information for Mr. Tallent and Mr. Harton. Biographical information for the remaining NEOs can be found below:

Jefferson L. Harralson was appointed to serve as Executive Vice President and Chief Financial Officer of the Company and the Bank in April 2017. In his role as Executive Vice President and Chief Financial Officer, he is responsible for managing and directing all accounting, financial and reporting activities for the Company. He is also responsible for mergers and acquisitions, investor relations, treasury, capital management, budgeting and forecasting. Mr. Harralson has more than 25 years of experience in the financial services industry. Prior to joining the Company in 2017, Harralson was a managing director for Keefe, Bruyette and Woods (“KBW”).  He joined KBW as vice president in 2002 and was charged with rebuilding the firm’s Southeastern Bank Research effort after the events of September 11, 2001.  Mr. Harralson led KBW’s small and midsized bank research team and, most recently, was associate director of research.  Mr. Harralson has spent his career focused on the banking industry, particularly small and midsized banks.

Rex S. Schuette served as Executive Vice President and Chief Financial Officer from February 2001 until his retirement in April 2017. In his role as Executive Vice President and Chief Financial Officer, he was responsible for managing and directing all accounting, financial and reporting activities for the Company. He was also responsible for mergers and acquisitions, investor relations, treasury, capital management, budgeting and forecasting. Mr. Schuette’s experience in the banking and financial services industry spanned more than 35 years. Prior to joining United, he was the Chief Accounting Officer and Controller for State Street Corporation from 1985 to 2001, Chief Financial Officer for Bank One Columbus, Assistant Controller at two regional Midwest banks and Audit Manager with an international audit firm.

Bill M. Gilbert has served as President of Community Banking since 2014. He is currently responsible for overseeing the Bank’s 31 “community banks” with 150 offices. Prior to 2014, Mr. Gilbert served as the Director of Banking from 2012 to 2013, Regional President from 2011 to 2013 and Head of Retail Banking from 2003 to 2011. Before joining United, he was the President of Farmers and Merchants Bank and is a past chairman of the Georgia Board of Natural Resources.

Robert A. Edwards has served as Executive Vice President and Chief Credit Officer since January 2015. He is currently responsible for oversight of the credit culture and managing credit risk for United. Mr. Edwards has more than 25 years of experience in the financial services industry. Prior to joining United, he served as an Executive Credit Officer over Credit Policy and Risk Reporting and Analytics at TD Bank. He also served as the Chief Credit Officer at The South Financial Group.

The Executive Summary below will discuss:

•	Key results of United’s business in 2017 and its return to shareholders, and

•	2017 compensation decisions for United’s executive officers.

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The balance of this Compensation Discussion & Analysis (the “CD&A”) will discuss:

•	United’s compensation philosophy;

•	The structure of United’s current incentive compensation plans;

•	Information concerning 2017 compensation decisions for United’s Named Executive Officers; and

•	Complete information regarding United’s current compensation practices, processes and policies.

Executive Summary

2017 Performance Highlights. 2017 was a successful year for United, both in the achievement of strategic objectives that the Compensation Committee (the “Committee”) believes will drive the long-term success of United as well as in the in the achievement of financial objectives.

Strategically, acquisitions during 2017 resulted in greater expansion in our metro markets extending our footprint into one new market, the Raleigh MSA, and expanded our footprint in the attractive South Carolina coastal market in which we already had a presence.

•	United completed the acquisition of HCSB Financial Corporation (“Horry County State Bank”) on July 31, 2017. The merger of Horry County State Bank into United enhances United’s presence in South Carolina’s fastest growing market, Myrtle Beach, with #5 deposit market share rank. It also provides an important platform for an existing team of United lenders already in the Myrtle Beach area, as well as expanded banking products and services for Horry County State Bank customers. United completed the integration of Horry County State Bank’s systems and operations during November, and Horry County State Bank’s branches now operate under the United Community Bank brand.

•	United completed the acquisition of Four Oaks Fincorp, Inc. (“Four Oaks”) on November 1, 2017. The merger of Four Oaks into United extends United’s footprint into the attractive Raleigh MSA, North Carolina’s fastest-growing market. Four Oaks has a locally-focused franchise ranked #2 among local community banks in Raleigh MSA deposit market share with 10 branches and two loan production offices in the Raleigh MSA and branches in Dunn and Wallace, North Carolina. Four Oaks provides stable, low-cost funds to further support United’s strong balance sheet growth. United completed the acquisition of Four Oaks’ on November 1 with conversion of core processing systems scheduled for April 2018.

In addition to being ranked number one by JD Power in the southeast for retail banking customer satisfaction for four consecutive years, the Bank was also named one of the Best Banks to Work For in 2017. The Best Banks to Work For program, which was initiated in 2013 by American Banker and Best Companies Group, identifies, recognizes and honors U.S. banks for outstanding employee satisfaction.

During 2017, we focused efforts on the continued expansion of our Commercial Banking Solutions group – both in deeper penetration into our current verticals as well as the addition of a new vertical, renewable energy. These efforts resulted in an increase of 12% in Commercial Banking Solutions loan balances during 2017.

In addition to United’s achievement of these strategic objectives during 2017, United achieved solid financial operating performance (note that these figures differ from values reported in accordance with generally accepted accounting principles (“GAAP”) in that they exclude certain one-time merger-related expenses and other non-operating charges). See GAAP reconciliation disclosures on page 28 as well as related disclosures beginning on page 34 in United’s Annual Report on Form 10-K for the year ended December 31, 2017 for the non-GAAP to GAAP reconciliation and other relevant information:

•	Net operating income improved from $106.7 million, or $1.48 per diluted share, in 2016 to $120.3 million, or $1.63 per diluted share, in 2017.

•	Operating return on average assets (“Operating ROA”) improved from 1.06% in 2016 to 1.09% in 2017, and operating return on tangible common equity improved from 11.9% in 2016 to 12.0% in 2017.

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•	Organic loan growth for 2017 of $113 million as well as growth in core transaction deposits of $258 million (excluding acquisitions).

•	Net interest margin improved from 3.36% in 2016 to 3.52% in 2017.

•	Credit quality performance remained strong during 2017.

o	Net charge-offs to average loans improved from 0.11% in 2016 to 0.08% for 2017.

o	Non-performing assets (excluding restructured loans) to total assets improved from 0.28% in 2016 to 0.23% in 2017.

•	Operating efficiency ratio improved from 57.78% in 2016 to 56.67% in 2017.

United’s ultimate goal is to provide a strong return for shareholders, which is delivered through quarterly dividends and share price appreciation. In the first quarter 2017, United increased its quarterly cash dividend to shareholders from $0.08 per share to $0.09 per share which was increased again in the third quarter to $0.10 per share. Total shareholder return is at the 68th percentile of peers over the last three years. The source of total shareholder return data is SNL Financial which standardizes financial data to assist with comparisons across multiple companies. As such, the standardized data presented for United may differ from actual Company calculations which do not take into account such standardizations.

The Company’s Management Incentive Plan focuses on four key operational performance measures that it believes leverage United’s strengths and drive long-term success: earnings per share, non-performing assets as a percentage of total assets, the efficiency ratio and customer satisfaction ratings. The following graphs summarize the United’s 2017 performance with regard to the three of the four key financial/operational measures compared with its peers. The customer satisfaction rating operational measure is based on Customer Service Profiles for which peer comparison is unavailable. See Specific Considerations Regarding 2017 Compensation for a complete list of peers. The source data for the following graphs is SNL Financial which standardizes financial data to assist with comparisons across multiple companies. As such, the standardized data presented for United may differ from actual Company calculations which do not take into account such standardizations.

(1)	Exhibits do not include Capital Bank Financial Corp. Although Capital Bank Financial Corp was a compensation peer used in making some 2017 compensation decisions, they were acquired in November 2017 and, thus, performance is not available for comparison.
(2)	For UCBI, EPS Growth is reported on an operating basis to exclude the impact of certain one-time items in connection with M&A activity and the Tax Cuts and Jobs Act. See page 28 for a reconciliation with GAAP-reported information.
(3)	NPAs excluding restructured loans as a percent of total assets.

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Summary of 2017 Executive Compensation Decisions

Salaries

•   The Committee provided a modest salary increase to Mr. Tallent’s base salary in 2017.

•   Mr. Harton’s base salary was increased to $700,000 in 2017, which is above the median annual base salary paid to similar executive officers in the Peer Group but justified in the view of the Committee because of his transition to the role of
Chief Executive Officer of the Bank in August 2017.

•   Mr. Harralson was hired in April 2017 at an initial base salary of $400,000.

•   The base salaries for Messrs. Gilbert and Edwards remained unchanged in 2017. The Committee believes that both Mr. Gilbert and Mr. Edwards are compensated fairly for their roles.

Annual Cash Incentives

•   Bonus payouts for 2017 for the NEOs were determined under the plan opportunities and performance goals present in the Management Incentive Plan. See Non-Equity Incentive Awards for information regarding such plan changes.

•   Based on 2017 performance, cash incentive payouts were made at 134.7% of target for the NEOs.

•   Due to his retirement, Mr. Schuette was not eligible for a 2017 cash incentive award.

•   Mr. Harralson received a pro-rated 2017 cash incentive award to reflect his partial year employment.

Long-Term Incentives

•   With the exception of Mr. Schuette, all NEOs received annual equity incentive award grants in September 2017.

o    70% of the awards vest based on performance, with the amount vesting in each of four vesting tranches in 2019, 2020, 2021, and 2022 determined by Operating ROA and Operating Return on Tangible Common Equity (“Operating ROTCE”) in the prior performance year.

o    30% of awards vest over four years based on time and continued employment.

•   In addition to the September 2017 annual equity incentive award grants, Mr. Harralson also received an equity incentive award grant of time-vested RSUs upon his hiring in April 2017. These awards vest ratably over three years, conditioned on time and continued employment.

Introduction

Overview. This CD&A describes United’s 2017 compensation program for the NEOs. The following pages are intended to explain the objectives of United’s compensation program, the structure of its compensation plans and the process by which the Committee and the Board as a whole makes compensation decisions for the executive officers. In particular, the CD&A focuses on decisions made in the determination of 2017 compensation for the NEOs. This CD&A is intended to be read in conjunction with the tables and related disclosures beginning on page 29, which provide detailed historical compensation information for the NEOs.

Philosophy. United’s compensation programs are designed to attract and retain key employees and to motivate them to achieve desired short- and long-term objectives with the goal of increasing shareholder value over the long-term. Because United believes the performance of every employee is important to the Company’s success, it is mindful of the impact of executive compensation and incentive programs on all of its employees and tries to establish programs that are fair in light of the compensation programs for all other employees.

The Committee believes that the compensation of the Company’s NEOs should reflect their success as an executive management team and as individuals in attaining key operating objectives. Key operating objectives include:

•	Growth of revenue, loans and deposits;

•	Growth of operating earnings and earnings per share;

•	Operating returns on equity and assets;

•	Growth or maintenance of market share, long-term competitive advantage, customer satisfaction, and operating efficiencies; and

•	Ultimately, long-term growth in the market price of United’s stock.

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The Committee also believes that compensation should not be excessive or based on the short-term performance of United’s stock, whether favorable or unfavorable, and should not encourage unnecessary or excessive risks. Further, the Committee believes that performance objectives should be established as reasonable and achievable goals consistent with the safe and sound operation of United.

Stock Ownership Guidelines. To further tie the financial interests of United’s senior management to those of United’s shareholders, United has established stock ownership and retention guidelines for the NEOs and other executive officers. NEOs and other executive officers are expected to accumulate within five years of their obtaining such a position a number of shares of United’s common stock having a value equal to a multiple of their base salary, as described in the table below:

Title	Ownership Guidelines
Chief Executive Officer and President	4x base salary
Other Executive Officers	3x base salary

All of the NEOs and other executive officers have met or are on track to meet these targets within the five-year-period. United also has a policy that generally prohibits its employees, officers and directors from engaging in short sales or trading in puts, calls and other options or derivatives with respect to the securities of the Company.

Response to 2017 “Say-on-Pay” Vote. United held an advisory “say-on-pay” vote in 2017 on the compensation of its NEOs. United’s shareholders approved such compensation with 97.2% of votes “FOR” the “say-on-pay” resolution. The Committee believes that the strong result of this vote is evidence that the Company’s compensation policies and decisions are in the best interests of its shareholders and expects to apply similar principles going forward. In the future, the Committee will continue to take the results of the “say-on-pay” vote into consideration. While this vote is not binding on United, the Board and Committee value the opinions of shareholders and, to the extent there is any significant vote against the compensation of the NEOs, we will consider shareholders’ concerns, and the Committee will evaluate whether any actions are necessary to address those concerns.

2017 Compensation Decision Process

The Role of the Compensation Committee and Management. 2017 compensation for the NEOs was determined under programs adopted by the Committee and reviewed and/or approved by the Board. The Committee establishes the executive compensation philosophy, policy, elements and strategy and reviewed compensation proposals for approval by the Board.

Members of management assist the Committee by providing recommendations that management believes will establish appropriate and market-competitive compensation plans for the NEOs. The Compensation Committee reviews the performance of and makes recommendations regarding compensation for the Chairman and Chief Executive Officer. The Company’s Chairman and Chief Executive Officer makes recommendations to the Committee, and the Committee approves, compensation for the President and Chief Operating Officer. The Company’s President and Chief Operating Officer makes recommendations to the Committee, and the Committee approves the compensation for all other NEOs. The Company’s Chairman and Chief Executive Officer and President and Chief Operating Officer attend the Committee meetings, participate in compensation discussions and provide input and recommendations that the Committee considers, but neither are in attendance nor do either participate in deliberations or voting with respect to his own compensation.

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In making these recommendations, the Company’s President and Chief Operating Officer (the Bank’s President and Chief Executive Officer) considers, and the Committee reviews, the following factors to determine the amount of salary and other benefits to pay each NEO:

•	Performance against corporate and individual objectives for the previous year;

•	Difficulty of achieving desired results in the coming year;

•	Scope of responsibilities;

•	Internal comparability considerations;

•	Value of their unique skills and capabilities to support United’s long-term performance;

•	Peer group compensation information;

•	Performance of their general management responsibilities; and

•	Contribution as a member of the executive management team.

Other factors that may be considered in recommending and/or approving compensation of the NEOs include objective measurements of business performance, the accomplishment of strategic and financial objectives, the development of management talent within the Company, other matters relevant to the short-term and the long-term success of the Company and the enhancement of shareholder value in the broadest sense.

The Committee made changes to the base salaries of certain NEOs in 2017 based on its review and in order to ensure that base salaries are within an appropriate range of the median annual base salary paid to executives in similar positions at peer banks. Mr. Harton’s salary was increased to $700,000 in 2017 in anticipation of his transition into the role of Chief Executive Officer of the Bank in August 2017.

No Committee member has been an officer or employee of United, and the Board has considered and determined that all of the members are independent as defined under the NASDAQ listing requirements. All members are shareholders of United and several members of the Committee have a significant percentage of their net worth invested in shares of United, such that members’ interests are aligned with the interests of other shareholders.

The Role of the Compensation Consultant. In performing its responsibilities for executive compensation, the Committee has sole authority to, and does to the extent it deems necessary or desirable, retain and consult with outside professional advisors. During 2017, the Committee engaged McLagan, a performance/reward consulting and benchmarking firm for the financial services industry, to review executive compensation versus market data at peer firms, to review director compensation on a similar basis and advise United on other compensation-related matters.

The Committee has reviewed its relationship with McLagan. Considering all relevant factors, including those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Securities Exchange Act of 1934, the Committee determined that it is not aware of any conflict of interest that has been raised by the work performed by McLagan. In addition, the Committee has assessed the independence of McLagan as required under NASDAQ listing rules.

Specific Considerations Regarding 2017 Compensation

Competitive Benchmarking. The Committee utilized a peer group (the “Peer Group”) comprised of the financial institutions listed in the table below during its discussions regarding 2017 compensation for the NEOs.

Company Name	Ticker	Company Name	Ticker
BancorpSouth Inc.	BXS	Northwest Bancshares, Inc.	NWBI
Bank of the Ozarks Inc.	OZRK	Old National Bancorp	ONB
BankUnited Inc.	BKU	Pinnacle Financial Partners, Inc.	PNFP
Capital Bank Finl Corp (1)	CBF	Renasant Corp.	RNST
F.N.B. Corp.	FNB	Simmons First National Corp.	SFNC
First Financial Bankshares	FFIN	South State Corporation	SSB
Fulton Financial Corp.	FULT	Texas Capital Bancshares Inc.	TCBI
Home BancShares Inc.	HOMB	Trustmark Corp.	TRMK
IBERIABANK Corp.	IBKC	Union Bankshares Corp	UBSH
International Bancshares Corp.	IBOC	United Bankshares Inc.	UBSI
LegacyTexas Finl Group Inc.	LTXB	WesBanco Inc.	WSBC

(1)	Capital Bank Financial Corp. was acquired in late 2017. However, compensation information from the 2016 performance year remained available and appropriate for comparison.

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The Committee believes that this group was representative of the markets in which United competed for executive talent. McLagan reviewed and updated the compensation peer group in April 2017. The updated peer group was used to guide compensation decisions for 2018.

Compensation Mix. Compensation for each NEO is allocated among annual base salary, annual non-equity incentive awards and long-term equity incentive awards. The amount of each element of compensation is determined by or under the direction of the Committee in consideration of many factors as summarized in 2017 Compensation Decision Process. The Committee has established targeted overall compensation for each NEO and the allocation of such compensation among annual base salary, annual non-equity incentive awards and long-term equity incentive awards. The following table outlines United’s long-term targeted compensation mix as a percentage of total compensation:

		Performance-Based Compensation Elements
Title	Annual Base Salary	Annual Non-Equity Incentive	Long-Term Equity Incentive
Chief Executive Officer and President / Chief Operating Officer	40%	30%	30%
Other Named Executive Officers	45%	25%	30%

Annual Base Salary

United strives to provide its NEOs with a level of annual cash base salary that is competitive with companies in the financial services industry. In order to ensure that salary levels remain appropriate and competitive, the Committee reviews base salaries annually and makes adjustments in consideration of many factors as summarized in 2017 Compensation Decision Process.

The Committee made changes to the base salaries of certain NEOs in 2017 based on its review and in order to ensure that base salaries are within an appropriate range of the median annual base salary paid to executives in similar positions at peer banks. Mr. Harton’s salary was increased to $700,000 in 2017 in conjunction with his promotion into the role of Chief Executive Officer of the Bank in August 2017.

Name	Title	2016 Salary	2017 Salary	Salary Increase
Jimmy C. Tallent	Chairman and Chief Executive Officer	$750,000	$775,000	+3%
H. Lynn Harton	President and Chief Operating Officer	$625,000	$700,000	+12%
Jefferson L. Harralson	Executive Vice President and Chief Financial Officer	$—	$400,000	—%
Rex S. Schuette (1)	Former Executive Vice President and Chief Financial Officer (Retired 2017)	$410,000	$410,000	+0%
Bill M. Gilbert	President of Community Banking	$325,000	$325,000	+0%
Robert A. Edwards	Executive Vice President and Chief Credit Officer	$325,000	$325,000	+0%

(1)	Mr. Schuette retired effective April 2017.

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Non-Equity Incentive Awards

Management Incentive Plan. The Committee believes that incentive compensation of NEOs should be linked directly to the achievement of specified financial and non-financial objectives. As a result, the Committee adopted, and shareholders approved, the Management Incentive Plan in 2007. This “pay-for-performance” plan governs the level of non-equity incentive compensation that may be awarded by the Committee to the NEOs.

Under the Management Incentive Plan, the Committee strives to link salary and non-equity incentives to objective standards of performance and may consider the non-financial factors discussed previously and various financial performance measures. The Committee also typically establishes annual corporate performance thresholds, targets and maximum levels under the Management Incentive Plan based on United’s strategic objectives. At the end of each year, the actual performance for each of the financial metrics is measured separately against its target level. Corporate performance that meets the target level provides for a 100% payout. Awards are prorated for performance between levels (e.g., between target, threshold and maximum). The Committee has discretion to modify awards so long as such modified awards are within plan parameters. In the event that the Committee makes such an adjustment in the case of unforeseen or extraordinary circumstances and events, a written explanation of the business rationale will be provided to the participant.

The Management Incentive Plan was designed to qualify for compliance with the limitations on executive compensation deductions under Section 162(m) of the Internal Revenue Code. See Federal Income Tax Deductibility Limitations for discussion as it relates to performance-based compensation.

2017 Incentive Award Opportunities. The Committee annually establishes cash incentive award opportunities within the Management Incentive Plan for its executive officers expressed as a percentage of base salary. Target award opportunities are designed to provide for total cash compensation that rewards executives for driving the success of United and are competitive with general market practices. The threshold award opportunity for each officer is 50% of the target opportunity. The maximum award opportunity is 150% of the target opportunity, in accordance with general market practice.

		2017 Cash Incentive Award Opportunities (% of base salary)
Name	Title	Threshold	Target	Maximum
Jimmy C. Tallent	Chairman and Chief Executive Officer	37.5%	75.0%	112.5
H. Lynn Harton	President and Chief Operating Officer	37.5%	75.0%	112.5%
Jefferson L. Harralson (1)	Executive Vice President and Chief Financial Officer	32.5%	65.0%	97.5%
Rex S. Schuette (2)	Former Executive Vice President and Chief Financial Officer (Retired 2017)	—%	—%	—%
Bill M. Gilbert	President of Community Banking	20.0%	40.0%	60.0%
Robert A. Edwards	Executive Vice President and Chief Credit Officer	20.0%	40.0%	60.0%

(1)	Mr. Harralson’s payout was adjusted to reflect his partial year of employment.
(2)	Mr. Schuette was not eligible to receive a payout for 2017 due to his retirement.

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2017 Incentive Award Corporate Performance Goals. For the Management Incentive Plan in 2017, the Committee reviewed performance in light of four key financial/operational measures based on United’s strategic objectives that the Committee believes leverages United’s strengths as a Company and drives the long-term success of United. The table below describes the measures used for NEOs. Goal weightings, performance levels (threshold, target and maximum) and actual performance in 2017 are also shown:

	Overall	2017 Corporate Performance Levels			2017
Corporate Measure	Weight	Threshold	Target	Maximum	Actual
Operating Earnings Per Share	40%	$1.55	$1.61	$1.66	$1.63(2)
NPAs/Total Assets (1)	25%	0.70%	0.50%	0.30%	0.23%
Operating Efficiency Ratio	20%	60%	58%	56%	56.7%(2)
Customer Satisfaction Rating	15%	91%	93%	96%	97.8%

(1)	Non-Performing Assets / Total Assets metric excludes restructured loans and was paid out at the target level due to considering this measure as a pass or fail goal.
(2)	See GAAP reconciliation disclosures on page 28.

2017 Incentive Award Individual Performance Goals. In order to qualify for an award, individual performance must also meet established expectations. The process for individual performance assessments is summarized in 2017 Compensation Decision Process. Additional considerations of individual performance expectations for the Chief Executive Officer include leadership of the executive management team, community involvement and presence, market expansion and enhancement, strategic planning and implementation, corporate governance, risk management and ability to focus United on the long-term interests of its shareholders. Additional considerations of individual performance expectations for all other NEOs include leadership, strategic planning and achievement of business unit operational and production goals. All of the NEOs, with the exception of Mr. Schuette as a result of his retirement, were eligible to receive payouts in 2017 because each officer also met the individual performance expectations for that year.

2017 Incentive Award Payouts. Based on corporate and individual results, the following non-equity incentive compensation awards were made under the Management Incentive Plan for 2017:

Name	Title	2017 Award	2017 Award as % of Target	2017 Award as % of Salary
Jimmy C. Tallent	Chairman and Chief Executive Officer	$782,653	134.7%	101.0%
H. Lynn Harton	President and Chief Operating Officer	$706,913	134.7%	101.0%
Jefferson L. Harralson (1)	Executive Vice President and Chief Financial Officer	$262,568	134.7%	65.6%
Rex S. Schuette (2)	Former Executive Vice President and Chief Financial Officer (Retired 2017)	$—	—%	—%
Bill M. Gilbert	President of Community Banking	$175,045	134.7%	53.9%
Robert A. Edwards	Executive Vice President and Chief Credit Officer	$175,045	134.7%	53.9%

(1)	Mr. Harralson’s payout was adjusted to reflect his partial year of employment.
(2)	Mr. Schuette was not eligible to receive a payout for 2017 due to his retirement.

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Equity Incentive Awards

Equity Plan. An important element of compensation in the banking industry is the provision of long-term incentives in the form of equity awards such as stock options, restricted stock or time and performance-based restricted stock units. The Board and Committee also regard equity incentive awards as a key retention tool. These considerations are paramount in the Committee’s determination of the type of an award to grant and the number of underlying awards to be granted. Because of the direct relationship between the value of an option, restricted stock or restricted stock unit and the market price of United’s common stock, the Committee believes that granting these equity incentive awards are the best method of motivating senior management to manage the Company in a manner that is consistent with the long-term interests of United’s shareholders.

All of United’s equity incentive awards have been granted under the Amended and Restated 2000 Key Employee Stock Option Plan, which is a broad-based, shareholder approved plan covering NEOs and other key employees. The Equity Plan permits United to grant stock options, restricted stock and restricted stock units and provides additional flexibility, if circumstances of United’s business and opportunities warrant, to grant other forms of equity-based compensation.

2017 Annual Equity Grants. The Committee granted equity awards to its NEOs in September 2017. The size of the grants was determined by the Committee based on its assessment of each officer’s performance and information provided by McLagan on the size of awards to executive officers with similar responsibilities at peer banks. Once determined, 2017 long-term incentive plan equity awards were made in restricted stock units (“RSUs”), as shown in the table below:

Name	Title	2017 Annual Equity Incentive Award (# RSUs)	Grant Date Fair Value of 2017 Annual Equity Incentive Award
Jimmy C. Tallent	Chairman and Chief Executive Officer	33,992	$916,764
H. Lynn Harton	President and Chief Operating Officer	21,930	$569,741
Jefferson L. Harralson	Executive Vice President and Chief Financial Officer	9,825	$255,254
Rex S. Schuette (1)	Former Executive Vice President and Chief Financial Officer (Retired 2017)	—	$—
Bill M. Gilbert	President of Community Banking	4,643	$120,625
Robert A. Edwards	Executive Vice President and Chief Credit Officer	5,132	$133,329

(1)	Mr. Schuette was not eligible to receive a payout for 2017 due to his retirement.

Consistent with the practice of previous awards, 70% of the awards will vest based on United’s performance over the four-year vesting schedule. The performance-vested awards will vest in equal installments, with 25% eligible to vest on February 15 of each of the following years: 2019, 2020, 2021 and 2022. The actual amount of the award to vest on each of the vesting dates is determined based on United’s performance in the year prior to vesting (e.g., the number of awards that vest on February 15, 2019 will be determined by performance for the 2018 calendar year). Of the granted RSUs that are performance-based and eligible to vest in a given year, none will vest if threshold performance is not achieved, while threshold performance will result in 50% of the RSUs vesting. If target performance is achieved, 100% of the granted RSUs will vest and, if maximum performance is achieved, 150% of the granted RSUs will vest. Vesting is interpolated between payout levels for performance between performance levels. Performance is determined 50% based on United’s Operating ROA and 50% based on Operating ROTCE. Performance under both measures is assessed relative to internal goals.

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The remaining 30% of the awards are time-based and will vest in equal installments with 25% vesting on November 15, 2018 and then on August 15 of each of the following years: 2019, 2020 and 2021, assuming the executives remain employed at United.

2017 Hiring Award for Mr. Harralson. In addition to the annual equity award grants summarized above, upon joining the Company in April 2017, Mr. Harralson was granted a hiring equity award of 14,000 RSUs. These RSUs will vest in installments of 1/3 of the value of the award on August 15, 2018, May 15, 2019 and May 15, 2020. The vesting of these awards is conditional only upon time and continued employment.

Retirement Benefits

The Committee believes that retirement benefits provide financial security to key employees and their families for their service to the Company.

As noted in the footnotes of the Summary Compensation Table, the Company’s employees, including its NEOs, are eligible to participate in Company-wide contributions to the 401(k) Plan. United provides matching contributions under the 401(k) Plan, and, prior to April 1, 2016, United matched 50% of these employee contributions up to 5% of eligible compensation, subject to Plan and regulatory limits. Effective April 1, 2016, the matching contribution was increased to 70% of employee contributions up to 5% of eligible compensation. Effective March 1, 2018, the Company further increased its matching contribution to 100% of employee contributions up to 5% of eligible compensation.

In addition to the 401(k) Plan offered on the same terms as other employees, United has adopted the following two plans under which the NEOs are eligible:

Modified Retirement Plan. The Modified Retirement Plan provides specified benefits to certain key employees, including the NEOs, who contribute materially to the continued growth, development and future business success of United and its subsidiaries. See Executive Compensation — Pension Benefits for a description of the material terms of the Modified Retirement Plan and 2017 benefits provided to the NEOs under the Modified Retirement Plan.

Annual benefits under the Modified Retirement Plan are calculated based on a participant’s seniority and position and generally range from 20% to 30% of their base salaries.

Deferred Compensation Plan. United maintains a nonqualified Deferred Compensation Plan for certain key employees, including the NEOs, members of the Board and members of United’s local community bank boards. See Executive Compensation — Nonqualified Deferred Compensation for a description of the material terms of the Deferred Compensation Plan and 2017 benefits provided to the NEOs under the Deferred Compensation Plan.

Severance Benefits

United’s senior management has substantially contributed to the success of United, and the Board believes that it is important to protect them in the event of a termination without “cause” (as defined by applicable agreements) or in certain circumstances following a “change in control” (as defined by applicable agreements). Further, it is the Board’s belief that the interests of shareholders will be best served if the interests of senior management are aligned with the interests of United’s shareholder base and providing “change in control” benefits should reduce any reluctance of senior management to pursue potential “change in control” transactions that may be in the best interests of shareholders.

Restricted stock unit awards granted to the NEOs, senior management and key employees all have “double triggers” and vesting accelerates in the event of a grantee’s termination without “cause” (as defined in the award agreements) within a limited time period either before or after a “change in control,” (as defined in the award agreements) or, following a “change in control” (as defined in the award agreements), if the grantee terminates for “good reason” (as defined in the award agreements) . The Committee believes such terms are standard for a financial institution in the markets in which United operates. Generally, all or a portion of the stock options, restricted stock and restricted stock unit awards vest for United’s NEOs in the event of the officer’s death, disability, retirement or termination without “cause” or a termination by the officer for “good reason.” Otherwise, all options and restricted stock awards cease vesting upon termination of employment.

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Each of United’s NEOs has also entered into Amended and Restated Change in Control Severance Agreements with the Company, the terms of which are described in Severance and Employment Agreements. The Committee has established the payment and benefit levels to be paid to the NEOs in the event of their termination following a “change in control” (i.e., a “double trigger”) under these agreements consistent with what the Committee believes is standard for financial institution executives in the markets in which United operates. The Committee believes that these potential benefits would be minor relative to the substantial transaction value for United’s shareholders.

None of the severance agreements described above provide for the payment of any taxes or a gross-up of payments to pay any taxes in the event any of the compensation or benefits were considered to be an “excess severance payment” under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”).

Perquisites and Other Benefits

The perquisites provided to United’s NEOs in 2017 are summarized in the footnotes of the Summary Compensation Table provided herein. These personal benefits are generally provided to similarly-situated financial institution executives in the Company’s market areas, and the Committee believes it is appropriate to award United’s NEOs with similar benefits.

In addition to the perquisites and other benefits include in the Summary Compensation Table, United’s NEOs also participate in Company-wide benefits on the same terms as other employees, which include medical, dental and life insurance.

Recovery of Incentive Compensation

The Board has adopted a policy relating to the “clawback” of incentive compensation paid to the NEOs and other members of senior management in the event of certain restatements of United’s financial statements. Under that policy, the Board will, to the full extent permitted by applicable law, in all appropriate cases, require reimbursement of any bonus paid or incentive compensation awarded to the executive and/or effect the cancellation of unvested equity awards previously granted to the executive if: (1) the amount of the bonus or incentive compensation was calculated based on the achievement of financial results that were subsequently the subject of a material restatement; (2) the executive engaged in intentional misconduct that caused or partially caused the need for the restatement; and (3) the amount of the bonus or incentive compensation that would have been awarded to the executive had the financial results been properly reported would have been lower than the amount actually awarded.

Federal Income Tax Deductibility Limitations

Section 162(m) of the Code limits United’s ability to deduct certain compensation in excess of $1 million paid to United’s Chief Executive Officer and to certain of United’s other associates. For 2017 and prior years, this limitation did not apply to compensation that qualified under applicable regulations as “performance-based.” Accordingly, United aimed to design and approve the performance-based compensation paid to its NEOs so that it would satisfy the requirements for deductibility under Section 162(m). For 2017 and prior years, the Committee considered Section 162(m) when making compensation decisions, but other considerations, such as providing United’s NEOs with competitive and adequate incentives to remain with United and increase United’s business operations, financial performance and prospects, as well as rewarding extraordinary contributions, also significantly factored into the Committee’s decisions. In December 2017, Section 162(m) of the Code was modified by Public Law No. 115-97, an “Act to provide for reconciliation pursuant to Titles II and V of the concurrent resolution on the budget for fiscal year 2018” (originally introduced in Congress as the “Tax Cuts and Jobs Act”) (the “Tax Act”). Under the Tax Act, the qualified performance-based compensation exception to Section 162(m) that generally provided for the continued deductibility of performance-based compensation was repealed, effective for tax years commencing on or after January 1, 2018. Accordingly, commencing with our fiscal year ending December 31, 2018, compensation to our NEOs in excess of $1,000,000 (excluding “grandfathered” performance-based compensation that meets the requirements of Section 162(m) that was awarded pursuant to a binding agreement in effect as of November 2, 2017) will generally not be deductible. Performance-based compensation meeting the requirements of Section 162(m) awarded to our NEOs pursuant to a binding agreement in effect as of November 2, 2017 that have not yet been settled into shares of common stock are expected to continue to qualify for the performance-based compensation exemption under Section 162(m), but the United States Treasury has not yet issued any guidance on any limitations on the continued deductibility of these awards. Accordingly, the future deductibility of these grandfathered awards cannot be guaranteed.

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Compensation Risk Analysis

The SEC requires that the Committee annually review United’s employee compensation arrangements with the members of management responsible for risk management to determine if any such arrangements create risks that are reasonably likely to have a material adverse impact on United. The Committee also considers whether United’s employee compensation arrangements encourage excessive or unnecessary risk-taking by the NEOs, senior management and key employees. As part of its review, the Committee considers the various risks to which United is subject including market, liquidity, interest rate, operational, financial, credit, reputational, compliance and strategic risks and how United’s incentive compensation programs may contribute to risk. The Committee also considers United’s controls and actions taken to mitigate and monitor those risks.

Following the completion of a detailed analysis, the Committee concluded that all incentive plans appropriately balance risk and reward and align employee interests with shareholder interests based on the following observations:

•	Pay for United’s executive officers is structured to consist of both fixed (annual base salary) and variable (annual non-equity and long-term equity incentive awards) compensation. The Committee believes that the variable elements provide an appropriate percentage of overall compensation to motivate executive officers to focus on United’s performance while the fixed element serves to provide an appropriate and fair compensation level that does not encourage executive officers to take unnecessary or excessive risks in achievement of goals.

•	United’s compensation program balances short-term and long-term performance and does not place inappropriate focus on achieving short-term results in a way that inhibits long-term, sustained performance.

•	All incentive programs covering the NEOs, including the Management Incentive Plan and Equity Plan, are reviewed and approved by the Committee annually and typically include a threshold and target payment. The maximum payment is set at the target level of performance for the long-term equity incentive awards to ensure that payments do not exceed a certain level thereby maintaining the compensation mix for the NEOs within acceptable ranges and limiting excessive payments under any one element.

•	United has internal controls over the measurement and calculation of performance metrics, which are designed to prevent manipulation of results by any employee, including the executive officers. Additionally, the Board monitors the performance metrics each quarter.

•	The Committee has the discretion to modify any Management Incentive Plan payment, subject to plan parameters, allowing it to consider the circumstances surrounding corporate and/or individual performance and adjust payments accordingly.

•	The incentive programs covering the NEOs, including the Management Incentive Plan and Equity Plan, may be adjusted by the Committee if it determines that such programs incentivize unnecessary risk in a manner that is likely to have a material adverse impact on United or that is beyond what United can identify and manage.

•	There are appropriate internal controls and oversight of the approval and processing of payments.

•	United’s existing governance and organizational structure incorporates a substantial risk management component with oversight by the Board’s Risk Committee as well as various committees of management.

•	Equity compensation generally consists of performance-based restricted stock units and time-based restricted stock units and stock options. These grants encourage executive officers to take a long-term perspective on overall corporate performance, which ultimately influences share price appreciation. Equity compensation helps to motivate long-term performance, balancing the cash incentives in place to motivate short-term performance.

•	In addition, other incentive compensation programs for lenders are generally based on loan production volumes, which have limited risks because all loans must be approved by credit underwriting personnel and, depending on the size of the loan or credit relationship, by executive management prior to being made. Management has the ability to downwardly adjust bonus payments, including clawback adjustments, based on the performance of the loan.

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GAAP Reconciliation

This Proxy Statement contains financial information determined by methods other than in accordance with GAAP. Management utilizes non-GAAP financial information as well as non-GAAP operating performance measures, which exclude merger-related and other items that are not part of United’s ongoing business operations. Management uses these non-GAAP measures because it believes they may provide useful supplemental information for evaluating United’s operations and performance over periods of time, as well as in managing and evaluating United’s business and in discussions about United’s operations and performance. Management believes these non-GAAP measures may also provide users of United’s financial information with a meaningful measure for assessing United’s financial results and credit trends, as well as a comparison to financial results for prior periods. These non-GAAP measures should be viewed in addition to, and not as an alternative to or substitute for, measures determined in accordance with GAAP and are not necessarily comparable to other similarly titled measures used by other companies. The table below summarizes the reconciliations of these non-GAAP measures to the most directly comparable measures as reported in accordance with GAAP. Please also see related disclosures beginning on page 34 in United’s Annual Report on Form 10-K for the year ended December 31, 2017 for the non-GAAP to GAAP reconciliation and other relevant information.

	For the Year Ended December 31,
	2017	2016
Net income reconciliation
Net income (GAAP)	$67,821	$100,656
Merger-related and other charges	14,662	8,122
Income tax benefit of merger-related and other charges	(3,745)	(3,074)
Impact of tax reform on remeasurement of deferred tax asset	38,199	-
Impairment of deferred tax asset on canceled non-qualified stock options	-	976
Release of disproportionate tax effects lodged in OCI	3,400	-
Net income - operating	$120,337	$106,680

Diluted income per common share reconciliation
Diluted income per common share (GAAP)	$0.92	$1.40
Merger-related and other charges	0.14	0.07
Impact of tax reform on remeasurement of deferred tax asset	0.52	-
Impairment of deferred tax asset on canceled non-qualified stock options	-	0.01
Release of disproportionate tax effects lodged in OCI	0.05	-
Diluted income per common share - operating	$1.63	$1.48

Return on assets reconciliation
Return on assets (GAAP)	.62%	1.00%
Merger-related and other charges	.09	.05
Impact of tax reform on remeasurement of deferred tax asset	.35	-
Impairment of deferred tax asset on canceled non-qualified stock options	-	.01
Release of disproportionate tax effects lodged in OCI	.03	-
Return on assets - operating	1.09%	1.06%

Return on tangible common equity reconciliation
Return on common equity (GAAP)	5.67%	9.41%
Merger-related and other charges	.92	.48
Impact of tax reform on remeasurement of deferred tax asset	3.20	-
Impairment of deferred tax asset on canceled non-qualified stock options	-	.09
Release of disproportionate tax effects lodged in OCI	.28	-
Return on common equity - operating	10.07	9.98
Effect of goodwill and other intangibles	1.95	1.88
Return on tangible common equity - operating	12.02%	11.86%

Efficiency ratio reconciliation
Efficiency ratio (GAAP)	59.95%	59.80%
Merger-related and other charges	(3.28)	(2.02)
Efficiency ratio - operating	56.67%	57.78%

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Executive Compensation

Summary Compensation Table

The following table sets forth the compensation paid during the past three years to the NEOs.

Name and Principal Position	Year	Salary (1)		Bonus		Stock Awards (2)		Non-Equity Incentive Plan Compensation (3)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings (4)	All Other Compensation (5)	Total
Jimmy C. Tallent	2017	$757,292		$-		$916,764	(9)	$782,653	$269,236	$59,910	$2,785,855
Chairman & Chief Executive	2016	750,000		-		1,000,006	(12)	690,750	603,979	58,814	3,103,549
Officer	2015	600,000		-		-		506,250	106,523	81,825	1,294,598

H. Lynn Harton	2017	653,125		-		569,741	(9)	706,913	554,405	61,218	2,545,402
President & Chief Operating	2016	575,000		-		625,007	(12)	575,625	446,862	68,571	2,291,065
Officer	2015	500,000		-		-		464,062	194,585	76,021	1,234,668

Jefferson L. Harralson	2017	283,333	(6)	315,000	(8)	621,214	(9)(10)	262,568	47,681	31,565	1,561,361
Executive Vice President &
Chief Financial Officer

Rex S. Schuette	2017	153,750	(7)	-		791,310	(11)	-	216,285	588,285	1,749,630
Executive Vice President &	2016	395,334		-		287,006	(12)	251,740	400,229	43,226	1,377,535
Chief Financial Officer	2015	379,333		-		-		218,250	62,169	35,085	694,837
(retired effective April 17, 2017)

Bill M. Gilbert	2017	325,000		-		120,625	(9)	175,045	289,591	28,178	938,439
President of Community Bank	2016	308,334		-		105,325	(12)	159,640	120,882	27,810	721,991
	2015	283,333		-		104,335	(13)	125,000	55,693	24,079	592,440

Robert A. Edwards	2017	325,000		-		133,329	(9)	175,045	36,762	24,244	694,380
Executive Vice President &	2016	305,000		-		143,625	(12)	159,640	32,911	20,186	661,362
Chief Credit Officer	2015	274,955		-		968,625	(14)	125,000	23,489	11,000	1,403,069

(1)	Amount shown for salary was either paid in cash or deferred as elected by the Named Executive Officer under the Deferred Compensation Plan. See Nonqualified Deferred Compensation for information regarding the Named Executive Officer’s contributions and earnings.
(2)	With the exception of the amount reported for Mr. Schuette, amounts shown reflect the aggregate grant-date fair value of restricted stock units. The assumptions made when calculating the grant-date fair value of stock options are found in Note 23 to the Consolidated Financial Statements of United contained in its Annual Report on Form 10-K for the year ended December 31, 2017. No options to acquire shares of common stock were awarded in the past three years to the NEOs.
(3)	Includes amounts earned under the Management Incentive Plan as a result of achieving the goals specified for the designated year and other cash retention payments.
(4)	Includes the annual change in the present value of the Named Executive Officer’s accumulated benefits under the Modified Retirement Plan. The Deferred Compensation Plan does not credit above-market or preferential earnings, so no amounts are included in this column with respect to the Deferred Compensation Plan. See Pension Benefits and Nonqualified Deferred Compensation for additional information. The 2017 change in present value reflects revisions to the benefits and key actuarial assumptions, principally, discount rate assumptions and updated mortality assumptions. In addition to these revisions to the benefits and key actuarial assumptions for 2017, the following revisions were made which impact previously reported change amounts:
a.	The change in present value amounts have been updated for each year presented to reflect that United will pay a 100% joint & survivor annuity to Mr. Tallent and Mr. Schuette and each of their beneficiaries at an amount that will not be reduced to an actuarial amount equivalent to the life annuity benefit. Previous proxy statements showed the change in the present value of such benefits based on an incorrect assumption that Mr. Tallent and Mr. Schuette and each of their beneficiaries would receive a reduced 100% joint & survivor annuity benefit equivalent to the life annuity benefit. The unreduced 100% joint & survivor annuity benefit calculations were correctly assumed in United’s financial statements but such assumptions were not properly reflected in past proxy disclosures.
b.	The change in present value amounts have been updated for each year presented to reflect that Mr. Harton’s early retirement benefit available at age 60 is unreduced from his normal retirement benefit at age 65. Previous proxy statements did not reflect the amount Mr. Harton would be paid at the earliest unreduced retirement age.
(5)	2017 amounts shown include (although all components are not applicable to all NEOs):
a.	Matching and profit sharing contributions to the 401(k) Plan on behalf of the NEOs;
b.	Matching contributions on behalf of the NEOs to the Deferred Compensation Plan (see Nonqualified Deferred Compensation for additional information);
c.	The value of personal travel, a car allowance or the value of the use of a company-owned car;
d.	Club membership dues that are not used exclusively for business purposes. The amount included as in All Other Compensation for club membership dues includes federal, state and applicable FICA taxes grossed-up on behalf of the NEO;
e.	Life insurance premiums paid on behalf of the NEOs;
f.	In conjunction with his retirement, a company-owned automobile was transferred to Mr. Schuette with a fair market value of $43,775;
g.	In conjunction with his retirement, cash paid to Mr. Schuette in the amount of $410,750 representing one year’s salary; and
h.	Cash paid to Mr. Schuette in the amount of $80,000 under his post-retirement Consulting Agreement (May 2017 through December 2017 @ $10,000/month).
(6)	The salary for Mr. Harralson represents the amount of salary paid during 2017 subsequent to his hire in April 2017.
(7)	The salary for Mr. Schuette represents the amount of salary paid during 2017 through May 2017.
(8)	Upon hire, Mr. Harralson was paid a cash bonus equivalent to forfeited vesting compensation due to his terminating employment with his previous employer.

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(9)	See Compensation Discussion and Analysis – Equity Incentive Awards for information regarding equity award grants to NEOs.
(10)	In addition to the annual grants awarded to Mr. Harralson during September 2017, in connection with his hiring in 2017, Mr. Harralson was granted 14,000 time-based restricted stock units to replace certain equity awards surrendered at his previous company, which vest ratably over three years. This new hire grant accounted for $365,960 of the stock awards granted to Mr. Harralson during 2017.
(11)	In conjunction with Mr. Schuette’s retirement in April 2017, the Company modified his outstanding stock awards to reflect the end of the service period on the date of retirement because no further service was required to retain the award. These awards would have otherwise been forfeited upon retirement. As such, the fair value of the modified awards equals the entire fair value of the modified award at the time of modification because the fair value of the original award prior to modification was zero as the service period would not have been satisfied.
(12)	During 2016, the following RSUs were granted to NEOs:
a.	In August 2016, awards of 5,500 shares and 7,500 shares were made to Mr. Gilbert and Mr. Edwards, respectively, in recognition of their strong job performance and contributions to United’s overall success. This included strategic initiatives relating to the conversion and execution of the acquisition of Tidelands as well as expansion of United’s retail lending products and pricing, centralized consumer credit underwriting and lowering the risks associated with non-performing and other problem assets. The awards will vest in equal installment with 25% vesting on November 15, 2017 and then on August 15 of each of the following years: 2018, 2019, and 2020, assuming the executives remain employed at United. The grant date fair value for these grants was $19.15 per share.
b.	In December 2016, Mr. Tallent was granted 36,219 RSUs, Mr. Harton was granted 22,637 RSUs and Mr. Schuette was granted 10,395 RSUs. 70% of the awards will vest based on United’s performance over the four-year vesting schedule. The performance-vested awards will vest in equal installments, with 25% eligible to vest on February 15 of each of the following years: 2018, 2019, 2020, and 2021. Of the granted RSUs that are performance-based and eligible to vest in a given year, none will vest if threshold performance is not achieved, while threshold performance will result in 50% of the RSUs vesting. If target performance is achieved, 100% of the granted RSUs will vest and, if maximum performance is achieved, 150% of the granted RSUs will vest. Performance is determined 50% based on United’s Operating ROA and 50% based on Operating ROTCE. The remaining 30% of the awards are time-based and will vest in equal installment with 25% vesting on February 15, 2018 and then on November 15 of each of the following years: 2018, 2019, and 2020, assuming the executives remain employed at United. The grant date fair value for these grants was $27.61 per share.
(13)	Granted 5,500 time-based restricted stock units for additional responsibilities assumed in 2015 with the acquisitions of MoneyTree Corporation and its wholly-owned bank subsidiary, First National Bank, and Palmetto, which vest ratably over four years.
(14)	In connection with his hiring in 2015, Mr. Edwards was granted 40,000 time-based restricted stock units to replace certain equity awards surrendered with his previous employer, which vest ratably over three years. In addition, as a new NEO, Mr. Edwards was granted 7,500 time-based restricted stock units which vest ratably over four years and 5,000 performance-based restricted stock units which vest over four years based on meeting the same performance criteria as previously disclosed for the NEOs.

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Grants of Plan-Based Awards

When granting equity awards, the Committee sets the option exercise price or equity award price at the market closing price on the date of grant. Both stock options and restricted stock awards vest over a number of years in order to encourage employee retention and focus management’s attention on sustaining financial performance and building shareholder value over an extended term. The following table summarizes the terms of non-equity and equity plan-based awards granted during 2017.

GRANT OF PLAN BASED AWARDS

									All Other Stock
	Incentive		Estimated Future Payouts under Non-			Estimated Future Payouts under			Awards:	Grant Date Fair
	Plan and		Equity Incentive Plan Awards			Equity Incentive Plan Awards			Number of	Value of Stock
	Stock Awards					Threshold		Maximum	Shares of Stock	and Option
Name	Grant Date		Threshold	Target	Maximum	(#)	Target (#)	(#)	or Units (#)	Award
Jimmy C. Tallent	1/1/2017		$290,625	$581,250	$871,875
	9/20/2017					11,897	23,794	35,691	10,198	$275,040

H. Lynn Harton	1/1/2017		262,500	525,000	787,500
	9/15/2017					7,676	15,351	23,027	6,579	170,922

Jefferson L. Harralson	4/17/2017		97,500	195,000	292,500
	4/17/2017								14,000	365,960
	9/15/2017					3,439	6,877	10,316	2,948	76,589

Rex S. Schuette	1/1/2017	(1)	-	-	-
	4/17/2017	(2)				8,990	17,979	17,979	12,293	321,339

Bill M. Gilbert	1/1/2017		65,000	130,000	195,000
	9/15/2017					1,625	3,250	4,875	1,393	36,190

Robert A. Edwards	1/1/2017		65,000	130,000	195,000
	9/15/2017					1,796	3,592	5,388	1,540	40,009

(1)	In December 2016, the Company issued a press release announcing that Mr. Schuette would retire in 2017 following the selection of Mr. Schuette’s successor and an appropriate transition period. As a result of his upcoming retirement, Mr. Schuette was not granted awards under the non-equity incentive plan for 2017.
(2)	In conjunction with Mr. Schuette’s retirement in April 2017, the Company modified his outstanding stock awards to reflect the end of the service period on the date of retirement because no further service was required to retain the award. These awards would have otherwise been forfeited upon retirement. As such, the incremental fair value of the modified awards equals the entire fair value of the modified award because the fair value of the original award prior to modification was zero as the service period would not have been satisfied. With regard to Mr. Schuette’s awards with performance conditions, the modified awards allow for vesting, not to exceed 100%, if the performance target is achieved post-retirement.

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Outstanding Equity Awards as of December 31, 2017

The following table sets forth, for each Named Executive Officer, the number of stock options exercisable and unexercisable and the number and value of unvested restricted stock unit awards as of December 31, 2017.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Stock Option Awards				Restricted Stock Unit Awards
							Equity Incentive Plan Awards
Name	Number Exercisable	Number Unexercisable	Exercise Price	Expiration Date (1)	Number Not Vested (2)	Market Value Not Vested (3)	Number Not Vested (2)	Market Value Not Vested (3)
Jimmy C. Tallent	-	-	-	-	30,964	$871,327	72,247	$2,033,031

H. Lynn Harton	-	-	-	-	22,347	628,845	52,140	1,467,220

Jefferson L. Harralson	-	-	-	-	16,948	476,917	6,877	193,519

Rex S. Schuette (4)	-	-	-	-	7,706	216,847	17,979	505,929

Bill M. Gilbert	1,411	-	31.50	6/22/2019	10,908	306,951	9,410	264,797

Robert A. Edwards	-	-	-	-	24,248	682,339	6,092	171,429

(1)	The expiration date of each stock option is ten years after the date of grant.
(2)	See Compensation Discussion and Analysis – Equity Incentive Awards for information regarding equity award grants to NEOs.
(3)	The market value is based on the closing price of United’s common stock at December 31, 2017 of $28.14 multiplied by the number of restricted stock units not vested.
(4)	In conjunction with Mr. Schuette’s retirement in April 2017, the Company modified his outstanding stock awards to reflect the end of the service period on the date of retirement because no further service was required to retain the award. These awards would have otherwise been forfeited upon retirement. With regard to Mr. Schuette’s awards with service conditions, the modified awards allow for vesting as originally scheduled. With regard to Mr. Schuette’s awards with performance conditions, the modified awards allow for vesting, not to exceed 100%, if the performance target is achieved post-retirement.

Stock Option Exercises and Restricted Stock Vesting

The following table sets forth the value realized upon the exercise of stock options and the vesting and settlement of restricted stock units for the NEOs during 2017.

STOCK OPTION EXERCISES AND VESTING OF RESTRICTED STOCK UNITS

	Stock Option Awards		Restricted Stock Unit Awards
Name	Number Exercised	Value Realized (1)	Number Vested	Value Realized (2)
Jimmy C. Tallent	-	$-	33,000	$925,320
H. Lynn Harton	-	-	29,920	838,957
Jefferson L. Harralson	-	-	-	-
Rex S. Schuette (3)	-	-	15,290	428,732
Bill M. Gilbert	-	-	11,550	319,132
Robert A. Edwards	-	-	18,334	520,692

(1)	Represents the difference between the closing price of United’s common stock on the date of exercise and the per share option exercise price, multiplied by the number of options exercised.
(2)	Represents the value realized by multiplying the number of restricted stock unit awards vesting by the closing price of United’s common stock on the date of vesting.
(3)	In conjunction with Mr. Schuette’s retirement in April 2017, the Company modified his outstanding stock awards to reflect the end of the service period on the date of retirement because no further service was required to retain the award. These awards would have otherwise been forfeited upon retirement. With regard to Mr. Schuette’s awards with service conditions, the modified awards allow for vesting as originally scheduled. With regard to Mr. Schuette’s awards with performance conditions, the modified awards allow for vesting, not to exceed 100%, if the performance target is achieved post-retirement.

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Equity Compensation Plan Information at December 31, 2017

The following table provides information about stock options outstanding as of December 31, 2017 and stock options, restricted stock and other equity awards available to be granted in future years.

EQUITY COMPENSATION PLAN INFORMATION

	Total Outstanding Options / Restricted Stock Awards	Weighted- Average Exercise Price of Outstanding Options / Restricted Stock Awards (1)	Number Available for Issuance Under Equity Compensation Plans (2)
Equity compensation plans approved by shareholders	724,104	$2.01	1,933,665
Equity compensation plans not approved by shareholders	-	-	-
Total	724,104	$2.01	1,933,665

(1)	Comprised of 60,287 outstanding options at a weighted-average exercise price of $24.12 and 663,817 outstanding restricted stock units that have no weighted-average exercise price for an aggregate weighted-average exercise price of $2.01.
(2)	Represents the number of stock options, restricted stock, restricted stock units and other equity awards available to be granted in future years under the existing Equity Plan.

Pension Benefits

The following table presents select retirement benefit information for 2017 for each Named Executive Officer that was a participant in the Modified Retirement Plan.

PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit	Payments During 2017
Jimmy C. Tallent	Modified Retirement Plan	33.9	$4,053,102	$-
H. Lynn Harton	Modified Retirement Plan	5.3	1,643,563	-
Jefferson L. Harralson	Modified Retirement Plan	0.7	47,681	-
Rex S. Schuette (1)	Modified Retirement Plan	16.2	2,874,606	113,333
Bill M. Gilbert	Modified Retirement Plan	17.8	1,159,860	-
Robert A. Edwards	Modified Retirement Plan	2.9	93,163	-

(1)	Mr. Schuette retired in April 2017. The number of years credited service reflected above for Mr. Schuette is as of his retirement date. The present value of accumulated benefit reflected above for Mr. Schuette is as of December 31, 2017 and takes into account retirement payments made to Mr. Schuette in 2017.

The Modified Retirement Plan provides specified benefits to certain key employees, including the NEOs, who contribute materially to the continued growth, development and future business success of United and its subsidiaries. Generally, when a participant retires, United will pay Section 162(m) of the Code was modified by Public Law No. 115-97, an “Act to provide for reconciliation pursuant to Titles II and V of the concurrent resolution on the budget for fiscal year 2018” (originally introduced in Congress as the “Tax Cuts and Jobs Act”) (the “Tax Act”). The annual benefits are calculated based on a participant’s seniority and position and generally range from 20% to 30% of their base salary. Normal retirement age as defined by the Modified Retirement Plan requires the participant reaching age 65 and completing at least five years of service.

The Modified Retirement Plan contains provisions that provide for accelerated vesting upon a “change in control” (as defined in the Modified Retirement Plan) of United for participants in active employment at the time of such change in control. The Modified Retirement Plan also provides that these benefits will be forfeited if a participant is terminated for “cause” (as defined in the Modified Retirement Plan) or, if during a certain period after his or her termination of employment, the participant competes with United, solicits customers or employees, discloses confidential information or knowingly or intentionally damages United’s goodwill or esteem.

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Nonqualified Deferred Compensation

The following table presents select nonqualified deferred compensation information for 2017 for each Named Executive Officer that was a participant in the Deferred Compensation Plan.

NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions During 2017 (1)	Company Contributions During 2017 (2)	Account Earnings During 2017	Aggregate Withdrawals / Distributions	Aggregate Balance at December 31, 2017
Jimmy C. Tallent	$1,452,554	$39,939	$86,391	$-	$6,556,954
H. Lynn Harton	585,519	10,138	(58,083)	-	2,264,211
Jefferson L. Harralson	-	-	-	-	-
Rex S. Schuette (3)	460,031	13,065	(21,456)	-	2,525,813
Bill M. Gilbert	288,756	7,017	2,176	-	1,270,123
Robert A. Edwards	3,991	2,794	-	-	6,785

(1)	All executive contributions, as applicable, are included in the Summary Compensation Table under the column heading Salary and Non-Equity Incentive Plan Compensation (in the year paid) and Stock Awards (in the year of grant).
(2)	All Company contributions are included in the Summary Compensation Table under the column heading All Other Compensation.
(3)	In accordance with the United Community Bank Deferred Compensation Plan, distributions begin in the January of the calendar year following the calendar year in which the participant’s retirement occurs. As such, Mr. Schuette’s distributions began in January 2018 in accordance with his previously elected form of distribution.

The Deferred Compensation Plan provides for the deferral of up to 75% of annual base salary and up to 100% of annual cash bonus payments or non-equity incentive compensation awards and other specified benefits to certain key employees, including the NEOs, members of the Board and members of United’s local community bank boards who contribute materially to the continued growth, development and future business success of United and its subsidiaries. Further, the Deferred Compensation Plan allows for employer matching contributions for employee contributions that would have been paid under United’s tax-qualified 401(k) plan if such matching contributions would otherwise exceed the maximum allowable amounts under the 401(k) Plan. Effective April 1, 2016, the matching contribution was increased to 70% of employee contributions up to 5% of eligible compensation. Effective March 1, 2018, the Company further increased its matching contribution to 100% of employee contributions up to 5% of eligible compensation. Although the Deferred Compensation Plan allows the Board to make discretionary contributions to the account of employee participants, the Board did not make any such discretionary contribution during 2017. See Compensation Discussion and Analysis for additional information. The Deferred Compensation Plan also provides for the deferral of up to 100% of director fees for service by a non-employee director on the Board of United and for service by select non-employee directors on community bank boards.

Contributions to the Deferred Compensation Plan may be invested, through a grantor trust, in United’s common stock and a portfolio of various mutual funds. Participants are 100% vested in their contributions, including earnings or losses thereon. Company contributions, including earnings and losses thereon, vest over a three-year period. Because the amounts deferred under the Deferred Compensation Plan are invested in the underlying mutual fund or, in the case of common stock, recorded as common stock issuable (an equity instrument) at the time of the investment, the potential future costs of the Deferred Compensation Plan are not known at this time.

Generally, when a participant retires or becomes disabled, United will pay the participant their accrued benefits in a lump sum or in equal installments for five or ten years. Alternatively, a participant may elect to have a portion (or all) of their accrued benefits paid out at a specified time before retirement in a lump sum or in annual installments for two, three, four, or five years. The lump sum and installment payments are taxable to the participant.

Severance and Employment Agreements

Each of the NEOs has entered into Amended and Restated Change in Control Severance Agreements (individually the “Severance Agreement” and collectively the “Severance Agreements”) with United. The Severance Agreements remain in effect until the later of (i) the termination of such NEO’s employment without entitlement to the benefits under the Severance Agreements and (ii) six months after such NEO’s termination of employment if there has been no “change in control” (as defined by the Severance Agreements), unless earlier terminated by mutual written agreement of the NEO and United.

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The Severance Agreements provide for payment of compensation and benefits to the NEO in the event of a “change in control” (as defined by the Severance Agreements) of United if his employment is involuntarily terminated by United without “cause” (as defined by the Severance Agreements) or if he terminates his employment for “good reason” (as defined by the Severance Agreements). Meaning, the agreements have a “double trigger,” and United would make payments only upon a “change in control” and only if we terminate the NEO without “cause” or the NEO terminates for “good reason.” The NEO is not entitled to compensation or payments pursuant to his Severance Agreement if he is terminated by United for “cause,” dies, incurs a disability or voluntarily terminates employment (other than for “good reason”).

If a “change in control” occurs during the term of the applicable Severance Agreement and the NEO’s employment is terminated within six months prior to, or 18 months following, the date of the “change in control,” and if such termination is an involuntary termination by United without “cause” (and does not arise as a result of death or disability) or a termination by the NEO for “good reason,” the NEO will be entitled to a lump sum payment equal to his base salary, non-equity incentive compensation award and certain other benefits, as determined by the applicable Severance Agreement, for a period of 24 or 36 months from the date of his termination.

The Severance Agreements provide that the NEOs will receive the full compensation and benefits provided for under the Severance Agreements and have the responsibility for any excise tax, or such payments are reduced or modified so that they will not be considered “excess severance payments” under Section 280G of the Code, whichever will put the executives in the best after-tax position with the most compensation and income. The Severance Agreements are also intended to ensure that the payment of any compensation or benefits under the Severance Agreements would comply with Section 409A of the Code.

None of the Severance Agreements provide for the payment of any taxes or a gross-up of payments to pay any taxes in the event any of the compensation or benefits were considered to be an excess severance payment under Section 280G of the Code. The Severance Agreements contain restrictive covenants and provide that a portion of the severance payment shall be allocated to the restrictive covenants.

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The following table outlines the compensation payable to the NEOs, assuming separation from service on December 31, 2017, under various termination scenarios:

Name	Termination by United for Cause or by Executive Without Good Reason	Termination by United Without Cause or by Executive for Good Reason More than Six Months Prior to Change in Control(1)		Termination by United Without Cause or by Executive for Good Reason Within Six Months Prior to or Following a Change in Control(2)		Termination Due to Death (3)		Termination Due to Disability (3)
Jimmy C. Tallent	$-	$2,482,455		$7,252,210		$1,259,856		$1,259,856
H. Lynn Harton	-	1,478,954		5,815,590		1,048,975		1,048,975
Jefferson L. Harralson	-	-		2,305,995		-		45,228	(4)
Rex S. Schuette	-	722,776	(5)	2,401,391	(5)	525,346	(5)	525,346	(5)
Bill M. Gilbert	-	372,768		1,563,573		217,998		217,998
Robert A. Edwards	-	709,353		1,878,769		515,891		604,410	(4)

(1)	In the event of a termination without cause or for good reason:

a.	Mr. Tallent, Mr. Harton, Mr. Schuette and Mr. Gilbert would continue to vest in all respective unvested restricted stock units granted in 2013 on the same schedule as if each was employed (subject to performance conditions to the extent applicable),

b.	Mr. Gilbert would forfeit all unvested restricted stock units granted in 2015,

c.	Mr. Edwards would continue to vest in his unvested restricted stock units granted in 2015 (subject to performance conditions to the extend applicable),

d.	Mr. Tallent, Mr. Harton, Mr. Schuette, Mr. Gilbert and Mr. Edwards would continue to vest in all respective unvested restricted stock units granted in 2016 on the same schedule as if each was employed (subject to performance conditions to the extent applicable) and

e.	Each NEO (other than Mr. Schuette who did not receive a grant in 2017) would forfeit his restricted stock units granted in 2017 because the termination would have occurred prior to the initial restriction period of one year and thirty days from the date of grant.

Payment amounts may be reduced for awards that are subject to performance conditions.

(2)	Represents all compensation that would become due as the result of a “change in control” on December 31, 2017, including severance payments, bonuses, restricted stock unit awards, COBRA premiums and expenses and other miscellaneous items, such as life insurance premiums, auto allowances and club dues provided for under applicable award and severance agreements. Also included are amounts that would become due under the Modified Retirement Plan in the event of a “change in control.” United’s Severance Agreements provide that the compensation and benefits provided for under the Severance Agreements shall be reduced or modified so that such payments will not be considered excess severance payments under Section 280G of the Code if such reduction will allow the executive to receive a greater net after tax amount than such executive would receive absent such reduction. Otherwise, the payments are not reduced. Reductions (as applicable) were applied dollar-to-dollar, first to cash compensation, so as to not reduce any portion of equity compensation. The Severance Agreements contain restrictive covenants which provide that a portion of the severance payment shall be allocated to the restrictive covenant. Because the NEOs’ termination would have occurred prior to the initial restriction period of one year and thirty days from the date of grant, the NEOs would forfeit all of their restricted stock units granted in 2017 upon termination. Therefore, 2017 grants of restricted stock units are not included in the calculations.

(3)	In the event of death or disability:

a.	Mr. Tallent, Mr. Harton, Mr. Schuette and Mr. Gilbert would continue to vest in the unvested portion of restricted stock units granted in 2013 for the current year and the unvested portion of the grant for the subsequent year (subject to performance criteria to the extent applicable) with the remaining unvested portions forfeited,

b.	Mr. Gilbert would immediately vest in all unvested restricted stock units granted in 2015,

c.	Mr. Edwards would continue to vest in the unvested portion of restricted stock units granted in 2015 for the current year and the unvested portion of the grant for the subsequent year (subject to performance criteria to the extent applicable) with the remaining unvested portions forfeited and

d.	Mr. Tallent, Mr. Harton, Mr. Schuette, Mr. Gilbert and Mr. Edwards would continue to vest in the unvested portion of restricted stock units granted in 2016 for the current year and the unvested portion of the grant for the subsequent year with the remaining unvested portions forfeited.

e.	For all NEOs, the first vesting date with respect to restricted stock units granted in 2017 occurs in 2018; therefore, none of the 2017 grants would vest in the event of death or disability.

Payment amounts may be reduced for awards that are subject to performance conditions.

Mr. Harralson would not vest in any benefits in the event of death.

(4)	Though Mr. Harralson and Mr. Edwards are not yet vested in their accrued benefits under the Modified Retirement Plan, their respective disability retirement benefits (in the amount of their accrued benefits) under the plan are included in the calculations.

(5)	Because Mr. Schuette retired as of April 17, 2017, he is no longer entitled to any of these awards in connection with a termination of his employment. In connection with his retirement, Mr. Schuette will continue to vest in his unvested restricted stock units granted in 2013 and 2016 on the same schedule as if he was employed (subject to performance conditions to the extent applicable).

United has no other employment or severance agreements with any of its NEOs. Therefore, except as described above, no severance benefit is payable and there is no continuation of benefit coverage in the event of an NEO’s voluntary or involuntary termination, retirement, disability or death.

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CEO Pay Ratio Disclosure

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information for the year ended December 31, 2017:

•	The median of the annual total compensation of all employees of our company (other than Mr. Tallent, our Chairman and Chief Executive Officer) was $39,920; and

•	The annual total compensation of Mr. Tallent was $2,785,855.

Based on this information, for 2017, the ratio of the annual total compensation of our Chairman and Chief Executive Officer to the median of the annual total compensation of all employees is 70 to 1.

We completed the following steps to identify the median of the annual total compensation of all of our employees and to determine the annual total compensation of our median employee and Chief Executive Officer:

•	As of December 31, 2017, our employee population consisted of approximately 1,979 employees (including Mr. Tallent) including any full-time, part-time, temporary or seasonal employees employed on that date. As allowed by the regulations, 78 employees who joined our team in July 2017 as a result of the acquisition of Horry County State Bank and approximately 148 employees who joined our team in November 2017 as a result of the acquisition of Four Oaks are excluded from this analysis.

•	To find the median of the annual total compensation of our employees (other than Mr. Tallent), we used wages from our payroll records as reported to the Internal Revenue Service on Form W-2 for fiscal 2017. In making this determination, we annualized compensation for full-time and part-time permanent employees who were employed on December 31, 2017, but did not work for us the entire year, excluding the Horry County State Bank and Four Oaks employees as previously disclosed. No full-time equivalent adjustments were made for part-time employees.

•	We identified our median employee using this compensation measure and methodology, which was consistently applied to all our employees included in the calculation.

•	After identifying the median employee, we added together all of the elements of such employee’s compensation for 2017 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $39,920.

•	With respect to the annual total compensation of Mr. Tallent, we used the amount reported in the “Total” column of our 2017 Summary Compensation Table appearing on page 29 of this Proxy Statement, which is also in accordance with the requirements of Item 402(c)(2)(x).

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Director Compensation

United’s objective with regard to director compensation is to provide a competitive compensation package to attract top talent to United’s Board. Members of the Board receive an annual cash retainer fee for their service on the Board as well as incremental annual cash retainer fees relative to additional time required to fulfill committee duties and responsibilities. Cash retainer fees are paid quarterly. To assist in the determination of compensation to the directors, in 2017 the Committee engaged McLagan, a performance/reward consulting and benchmarking firm for the financial services industry, to perform a review of the director compensation. Utilizing the same Peer Group as for executive compensation, McLagan performed a market analysis and reported market compensation levels for directors. The following table, approved by the Committee, summarizes the annual director cash compensation as a result of discussions with the consulting firm for the periods noted.

	Effective January 1, 2017	Effective April 1, 2017
Director	$32,500	$40,000
Lead Director	25,000	25,000
Audit Committee member	6,000	10,000
Audit Committee Chair	10,000	12,500
Risk Committee member	6,000	10,000
Risk Committee Chair	10,000	12,500
Compensation Committee member	5,000	6,000
Compensation Committee Chair	6,000	10,000
Nominating / Corporate Governance Committee Chair	4,500	6,000

Directors of the Company also serve on the Board of United Community Bank and receive no additional compensation related to their service on the Bank’s Board.

The annual cash retainer fees may be deferred pursuant to United’s Deferred Compensation Plan. No director elected to defer his or her 2017 annual director cash compensation.

Non-management directors also receive annual equity grants in the form of restricted stock units with a one-year vesting period. This retainer is compensation for services provided as directors including, but not limited to, committee membership and related responsibilities. The aggregate grant-date fair value for awards of common stock is based on the closing price as reported on the NASDAQ Capital Market as of each grant date.

In conjunction with the review by McLagan during 2017, the aggregate grant-date fair value for annual equity grants was increased from $32,500 to $40,000 effective April 1, 2017. Grants with an aggregate grant-date fair value of $40,028 were granted on June 19, 2017 to directors serving as of that date. Mr. Blalock, Ms. Cox and Mr. Shaver elected to defer his or her 2017 annual director equity compensation upon vesting.

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The following table provides information regarding 2017 compensation for non-management directors that served in that capacity during 2017. The Company also reimburses directors for expenses incurred in conjunction with their Board service, including the cost of attending Board and committee meetings, although such reimbursements are not included in the table below. No management directors received compensation for their Board service during 2017.

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings (2)	All Other Compensation(3)	Total
Robert H. Blalock	$56,125	$40,028	$-	$3,925	$100,078
L. Cathy Cox	76,500	40,028	-	-	116,528
Kenneth L. Daniels	64,750	40,028	-	-	104,778
W. C. Nelson, Jr.	74,375	40,028	-	800	115,203
Thomas A. Richlovsky	86,750	40,028	-	-	126,778
David C. Shaver	47,125	40,028	-	1,900	89,053
Tim R. Wallis	43,875	40,028	-	3,800	87,703
David H. Wilkins	47,125	40,028	-	-	87,153

(1)	Each non-management director was granted $40,028 of restricted stock awards equal to 1,444 restricted stock units on June 19, 2017 which were valued at $27.72 per share, the price of United’s common stock on the date of grant. These awards will vest in August 2018.
(2)	Directors are not eligible for the Company’s Modified Retirement Plan. In addition, the Deferred Compensation Plan does not credit above-market or preferential earnings, so no amounts are included in this column with respect to the Deferred Compensation Plan.
(3)	Represents fees paid to director’s service on one or more of United’s community bank boards.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee has served as an officer or employee of United at any time or engaged in any transaction that would be required to be disclosed under Corporate Governance - Certain Relationships and Related Transactions.

None of United’s executive officers serve as a director or member of the Compensation Committee of any other entity that has an executive officer serving as a member of United’s Board or Compensation Committee.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included within this Proxy Statement with management. Based on such review and discussions, the Compensation Committee recommended to the Board that it be included herein.

L. Cathy Cox, Chair

Kenneth L. Daniels

W.C. Nelson, Jr.

Tim R. Wallis

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PRINCIPAL AND MANAGEMENT SHAREHOLDERS

The table on the following page sets forth information regarding beneficial ownership of United’s voting securities. The table sets forth such information with respect to:

•	Each shareholder who is known by us to beneficially own 5% or more of our voting securities;

•	Each director and nominee for director;

•	Each NEO; and

•	All executive officers and directors as a group.

Unless otherwise indicated, the information presented is as of February 28, 2018. Beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power as of February 28, 2018. For purposes of calculating each person’s or group’s percentage ownership, all shares of Common Stock deferred in accordance with the United Community Banks, Inc. Deferred Compensation Plan as well as all Common Stock issuable through the exercise of stock options or through the vesting of restricted stock units within 60 days from February 28, 2018 are included as outstanding and beneficially owned for that person or group, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group.

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Name and Address of Beneficial Holder	Number of Shares of Common Stock Beneficially Owned (1)	Percent of Class (2)
Beneficial Owners Of 5% Or More Of Our Voting Securities
BlackRock, Inc.(3) 55 East 52nd Street New York, NY 10055	10,158,810	13.80%
The Vanguard Group (4) 100 Vanguard Blvd. Malvern, PA 19355	6,620,448	9.01%
Directors and Nominees for Director
Jimmy C. Tallent (5)	337,748	*
Thomas A. Richlovsky (6)	19,948	*
Robert H. Blalock (7)	37,800	*
L. Cathy Cox	14,458	*
Kenneth L. Daniels	3,987	*
H. Lynn Harton	201,898	*
W.C. Nelson, Jr. (8)	430,422	*
David C. Shaver	1,039	*
Tim R. Wallis (9)	91,366	*
David H. Wilkins	1,039	*
Other NEOs
Jefferson L. Harralson	—	*
Rex S. Schuette (10)	140,282	*
Bill M. Gilbert (11)	56,081	*
Robert A. Edwards	17,232	*
All Executive Officers & Directors As A Group (16 Persons)	1,408,341	1.77%

*	Represents less than 1% of the deemed outstanding shares of Common Stock as of February 28, 2018.
(1)	Reflects total amount of common stock deemed beneficially owned which, in addition to outstanding Common Stock, includes all shares of Common Stock deferred in accordance with the United Community Banks, Inc. Deferred Compensation Plan as well as all Common Stock issuable through the exercise of stock options or through the vesting of restricted stock units within 60 days from February 28, 2018.
(2)	With the exception of Blackrock, Inc. and The Vanguard Group that are footnoted separately, percentage is based on the total adjusted amount of common stock deemed beneficially owned which, in addition to outstanding Common Stock, includes all shares of Common Stock deferred in accordance with the United Community Banks, Inc. Deferred Compensation Plan as well as all Common Stock issuable through the exercise of stock options or through the vesting of restricted stock units within 60 days from February 28, 2018.
(3)	Based solely on information contained in the Schedule 13G/A filed by BlackRock, Inc. with the SEC on January 19, 2018 indicating sole voting power relative to 9,983,903 shares of Common Stock as of December 31, 2017 and sole dispositive power relative to 10,158,810 shares of Common Stock as of December 31, 2017.
(4)	Based solely on information contained in the Schedule 13G/A filed by The Vanguard Group with the SEC on February 9, 2018 indicating sole voting power relative to 78,741 shares of Common Stock, shared voting power relative to 7,124 shares of Common stock, sole dispositive power relative to 6,529,878 shares of Common Stock and shared dispositive power relative to 80,570 shares of Common Stock as of December 31, 2017.
(5)	Includes 77 shares owned by Mr. Tallent’s spouse, for which he claims beneficial ownership; and 61 shares owned by Mr. Tallent’s minor grandchildren, for which he is custodian.
(6)	Includes 19,948 shares owned by the Thomas Andrew Richlovsky Trust dated September 24, 1998 over which Mr. Richlovsky is Trustee.
(7)	Includes 1,992 shares owned by Mr. Blalock’s spouse, for which he claims beneficial ownership; and 20,121 shares owned by Blalock Insurance Agency, Inc., a company wholly owned by Mr. Blalock.
(8)	Includes 10,613 shares owned by Mr. Nelson’s spouse, for which he claims beneficial ownership; 9,917 shares owned by Mr. Nelson's minor grandchildren for which he is custodian; 280 shares owned by Conag Rentals, Inc., a company in which Mr. Nelson is 50% owner; and 253.8 shares owned by Tri-State Ford Inc. DBA King Ford, a company in which Mr. Nelson is 50% owner.
(9)	Includes 81,418 shares owned by Wallis Investment Co., LLC, a company wholly owned by Mr. Wallis.
(10)	Includes 1,800 shares owned by Mr. Schuette’s spouse, for which he claims beneficial ownership.
(11)	Includes 177 shares owned by Mr. Gilbert’s spouse, for which he claims beneficial ownership.

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SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires any person who is the beneficial owner, directly or indirectly, of more than 10% of United’s common stock and any director or officer of United to file with the SEC certain reports of beneficial ownership of the common stock. Based solely on copies of such reports furnished to United and representations that no other reports were required, United believes that all applicable Section 16(a) reports were filed by these shareholders during the fiscal year ended December 31, 2017, except that (i) the vesting of performance-based restricted stock units for Mr. Bradshaw, Mr. Edwards, Mr. Gilbert, Mr. Harton and Mr. Tallent, as well as a purchase of shares by Mr. Daniels, were not reported on a timely-filed Form 4, but such transactions were subsequently reported on Form 5, and (ii) on two occasions, shares of common stock withheld to satisfy tax obligations associated with distributions to Mr. Kumler, Chief Accounting Officer, under the Company’s Deferred Compensation Plan were reported on Forms 4 that were not timely filed.

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AUDIT COMMITTEE REPORT

The Audit Committee operates pursuant to an Audit Committee Charter that was adopted by the Board in 2013 and which is annually reviewed and approved by the Board. United’s management is responsible for its internal accounting controls and the financial reporting process. United’s independent registered public accountants for 2017, PricewaterhouseCoopers LLP (“PwC”), were responsible for performing an audit of United’s consolidated financial statements in accordance with auditing standards of the Public Company Accounting Oversight Board and for expressing an opinion as to their conformity with U.S. generally accepted accounting principles. The Audit Committee’s responsibility is to monitor and oversee these processes. The Board, in its business judgment, has determined that all members of the Audit Committee are independent, as defined by the federal securities laws and the NASDAQ listing requirements.

In keeping with that responsibility, the Audit Committee has reviewed and discussed United’s audited consolidated financial statements with management and PwC. In addition, the Audit Committee has discussed with PwC the matters required to be discussed by Statement on Auditing Standards No. 61, “Communications with Audit Committee,” as currently in effect, has received the written disclosures and letter from PwC required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and has discussed with PwC their independence. The Audit Committee is also responsible for considering whether the provision of any non-audit services provided by PwC would impair their independence. Certain subscription services provided by PwC during 2017 were considered to be non-audit services.

The Audit Committee also discussed with management, United’s internal auditors and PwC the quality and adequacy of United’s internal controls over financial reporting and the internal audit function’s organization, responsibilities, budget and staffing. It reviewed management’s assessment of such internal controls and PwC’s attestation thereof. The Audit Committee reviewed both with PwC and internal auditors their audit plans, audit scope and identification of audit risks.

Members of the Audit Committee rely, without independent verification, on the information provided to them and on the representations made by management and PwC. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not provide assurance that the audit of United’s financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board, that the financial statements are presented in accordance with U.S. generally accepted accounting principles or that United’s auditors are in fact independent.

Based on the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Audit Committee Charter, the Audit Committee recommended to the Board that the audited consolidated financial statements of United be included in the Annual Report on Form 10-K for the year ended December 31, 2017 for filing with the SEC.

This report is respectfully submitted by the Audit Committee of the Board.

Thomas A. Richlovsky, Chair

Robert H. Blalock

L. Cathy Cox

W.C. Nelson, Jr.

David C. Shaver

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PROPOSAL 2

APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION

OF OUR NAMED EXECUTIVE OFFICERS

Pursuant to Section 14A of the Securities Exchange Act of 1934, United is asking its shareholders to approve, on an advisory basis, the compensation of its Named Executive Officers as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives United’s shareholders the opportunity to express their views on the compensation of United’s Named Executive Officers.

The purpose of the Company’s compensation policies and procedures is to attract and retain experienced and highly-qualified executives critical to our long-term success and enhancement of shareholder value, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking. The Board believes our compensation policies and procedures achieve this objective. We encourage you to closely review Compensation of Executive Officers and Directors - Compensation Discussion and Analysis and Compensation of Executive Officers and Directors - Executive Compensation included in this Proxy Statement for more information on our Named Executive Officers’ compensation.

Our Board recommends that our shareholders vote in favor of the following resolution:

“Resolved, that the compensation of our Company’s Named Executive Officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and any related material disclosed in this Proxy Statement, is hereby approved.”

Even though this “say-on-pay” vote is advisory and, therefore, will not be binding on United, the Compensation Committee and the Board value the opinions of United’s shareholders. Accordingly, to the extent there is a significant vote against the compensation of the Named Executive Officers, the Board will consider the shareholders’ concerns, and the Compensation Committee will evaluate what actions may be necessary or appropriate to address those concerns.

Vote Required

The affirmative vote of a majority of the votes cast by the holders of the shares entitled to vote at an Annual Meeting at which a quorum is present is required to approve, on an advisory basis, the “say-on-pay” resolution supporting the compensation of our Named Executive Officers. Accordingly, any abstention or broker non-vote will count as a vote against the proposal.

Recommendation

The Board recommends you vote “FOR” the approval, on an advisory basis, of this resolution related to the compensation of our Named Executive Officers.

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PROPOSAL 3

RATIFICATION OF THE APPOINTMENT OF UNITED’S INDEPENDENT

REGISTERED PUBLIC ACCOUNTANT

General

The Audit Committee of the Board has appointed PwC to serve as United’s independent registered public accountant during the year ended December 31, 2018. The Board will present at the 2018 Annual Meeting a proposal that such appointment be ratified.

Vote Required

Each proxy executed and returned by a shareholder will be voted as specified thereon by the shareholder. If no specification is made, the proxy will be voted “FOR” the proposal to ratify the appointment of PwC to act as the United’s independent registered public accountant for 2018. The proposal to ratify the appointment of PwC is approved if a majority of the votes cast by the holders of the shares entitled to vote at a meeting at which a quorum is present are voted for the proposal.

Neither United’s Articles nor Bylaws require that the shareholders ratify the appointment of PwC as its independent auditors. United is doing so because it believes it is a matter of good corporate practice. Should the shareholders not ratify the selection, the Audit Committee of the Board will reconsider its determination to retain PwC but may elect to continue the engagement. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that the change would be in the best interests of United and its shareholders.

Recommendation

The Board unanimously recommends a vote “FOR” the ratification of the appointment of United’s independent registered public accountant.

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OTHER MATTERS

Independent Registered Public Accountants

PwC was the principal independent registered public accountant for United during the years ended December 31, 2017 and 2016. Representatives of PwC are expected to be present at the 2018 Annual Meeting and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions. During 2017 and 2016, United was billed the following amounts for services rendered by PwC:

	2017	2016
Audit fees	$1,155,500	$1,071,000
Audit-related fees	484,000	230,000
Tax fees	-	-
All other fees	2,700	-
Total fees	$1,642,200	$1,301,000

Audit Fees. This category includes fees for professional services for the integrated audits of United’s consolidated financial statements including the audits of the effectiveness of our internal control over financial reporting, reviews of the financial statements included in United’s Quarterly Reports on Form 10-Q, statutory audits or financial statement audits of subsidiaries and comfort letters and consents related to registration statements filed with the SEC.

Audit-Related Fees. This category primarily includes fees billed for acquisition-related services that are reasonably related to the performance of the audit of United’s consolidated financial statements and effectiveness of internal control and are not reported within the audit fees category above. In 2017, these services related to United’s acquisition of Horry County State Bank and Four Oaks. In 2016, these services related to United’s acquisition of Tidelands.

Tax Fees. There were no tax services provided by PwC in 2017 or 2016.

All Other Fees. Certain subscription services provided by PwC during 2017 were considered to be non-audit services.

The Audit Committee pre-approves all audit and non-audit services performed by PwC. The Audit Committee specifically approves the annual audit services engagement and has generally approved the provision of certain audit-related services and tax services by PwC. Certain non-audit services that are permitted under the federal securities laws may be approved from time to time by the Audit Committee.

Expenses of Solicitation

The cost of solicitation of proxies will be borne by United. United may reimburse brokers, banks, nominees and other fiduciaries for postage and reasonable clerical expenses of forwarding the Proxy Materials to their principals who are beneficial owners of shares of common stock.

Shareholder Proposals and Recommendations for Director Nominees

No proposals or recommendations for director nominations by non-management have been presented for consideration at the 2018 Annual Meeting.

United expects that its 2019 Annual Meeting will be held in May 2019. Any proposals or director recommendations by non-management shareholders intended for presentation at the 2019 Annual Meeting must be received by United at its principal executive offices, attention of the Secretary, no later than November 30, 2018 to be considered for inclusion in the proxy statement for the 2019 Annual Meeting. For any other shareholder matter intended to be presented for action at the 2019 Annual Meeting, United must receive a shareholder’s notice on or before the later of 14 days prior to the 2019 Annual Meeting or five days after the Notice of Annual Meeting of Shareholders for the 2019 Annual Meeting is provided to the shareholders.

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Information Incorporated by Reference

The SEC allows us to “incorporate by reference” information we file with it, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is considered to be a part of this Proxy Statement, and information that we file later with the SEC will automatically update and supersede this information. You should rely on the later information over different information included in this Proxy Statement. We incorporate by reference herein our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 filed with the SEC on February 27, 2018.

We incorporate by reference all future filings we make with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 after the initial filing date of this Proxy Statement and prior to the date of the 2018 Annual Meeting except to the extent that any information contained in such filings is deemed “furnished” rather than “filed” in accordance with SEC rules.

Documents incorporated by reference are available from United without charge. You may obtain documents incorporated by reference in this Proxy Statement by requesting them from Jane Keith in writing, Investor Relations, United Community Banks, Inc., 125 Highway 515 East, Blairsville, Georgia 30514-0398, or by telephone, (866) 270-5900. The incorporated documents listed above can also be accessed through United’s website, www.ucbi.com. Neither our website nor the information on our website is included or incorporated in, or is a part of, this Proxy Statement.

Other Business

The Board does not know of any other matters to be presented at the 2018 Annual Meeting. If any additional matters are properly presented, the persons named in the proxy will have discretion to vote in accordance with their own judgment on such matters.

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UNITED COMMUNITY BANKS, INC. P.O. BOX 398 BLAIRSVILLE, GA 30514-0398 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E43863-P03779 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY UNITED COMMUNITY BANKS, INC. For Withhold For All To withhold authority to vote for any individual All All Except nominee(s), mark "For All Except" and write the The Board of Directors recommends you vote FOR the number(s) of the nominee(s) on the line below. following: 1. Election of Directors • • • Nominees: 01) Robert H. Blalock 06) David C. Shaver 02) L. Cathy Cox 07) Jimmy C. Tallent 03) Kenneth L. Daniels 08) Tim R. Wallis 04) H. Lynn Harton 09) David H. Wilkins 05) Thomas A. Richlovsky The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain 2. To approve, on an advisory basis, the compensation of our Named Executive Officers. • • • 3. To ratify the appointment of PricewaterhouseCoopers LLP as independent registered public accountant for 2018. • • • Please indicate if you plan to attend this meeting • • Yes No Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement, Annual Report and 2017 Form 10-K are available at www.proxyvote.com. E43864-P03779 UNITED COMMUNITY BANKS, INC. Annual Meeting of Shareholders May 9, 2018 2:00 PM This proxy is solicited by the Board of Directors The shareholder(s) hereby appoint(s) Jimmy C. Tallent and Thomas A. Richlovsky, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of UNITED COMMUNITY BANKS, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 2:00 PM, EDT on May 9, 2018, at The Ridges Resort, 3499 Highway 76 West Young Harris, GA, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side